                                                                    Exhibit 10.2



                          UNITED STATES DISTRICT COURT
                      FOR THE SOUTHERN DISTRICT OF NEW YORK

__________________________________________
                                          )
KARL M. THOMPSON and LUCILE ELLIS,        )
                                          )
On Behalf of Themselves and All Others    )        No. 00 Civ. 5071 (HB)
Similarly Situated,                       )
                                          )        Also applies to:
                        Plaintiffs,       )
                                          )        No. 00 Civ. 9068 (HB)
v.                                        )        No. 01 Civ. 2090 (HB)
                                          )        No. 01 Civ. 5579 (HB)
METROPOLITAN LIFE INSURANCE               )
COMPANY,                                  )
                                          )
                        Defendant.        )
__________________________________________)

                            STIPULATION OF SETTLEMENT

                                TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
I.     INTRODUCTION AND DEFINITIONS............................................................    2

       A.    Allegations and Response..........................................................    2
       B.    Discovery.........................................................................    4
       C.    Settlement Considerations.........................................................    5
       D.    Definitions.......................................................................    5

II.    SETTLEMENT AGREEMENT TERMS..............................................................   25

III.   BENEFITS FOR IN-FORCE POLICIES..........................................................   32

       A.    The Enhanced Future Death/Maturity Benefit........................................   32
       B.    The Enhanced Future Termination/Non-Forfeiture Benefit............................   34
       C.    The Enhanced Additional Insurance Benefit.........................................   37
       D.    The Cash Payment Option...........................................................   38
       E.    The Prospective Commitment........................................................   39

IV.    RELIEF FOR DEATH/MATURITY POLICIES:   THE ENHANCED PAST DEATH/MATURITY BENEFIT..........   40

       A.    Standard Enhancements.............................................................   40
       B.    Additional Enhancements...........................................................   41

V.     BENEFITS FOR TERMINATED POLICIES........................................................   42

       A.    The Enhanced Past Termination Benefit.............................................   42
       B.    The Settlement Death Benefit......................................................   43

VI.    MET SERIES ENHANCEMENT..................................................................   46

VII.   UNCLAIMED BENEFITS RELIEF...............................................................   47

VIII.  COMPANY CERTIFICATION OF RELIEF.........................................................   50

IX.    RELIEF QUALIFICATIONS...................................................................   51

X.     MINIMUM/MAXIMUM COST OF BENEFITS........................................................   57

                                TABLE OF CONTENTS
                                   (Continued)

                                                                                                 Page
                                                                                                 ----
XI.    NOTICE TO CLASS MEMBERS AND COMMUNICATIONS WITH CLASS MEMBERS AND POLICYOWNERS..........   60

       A.    Class Notice Package..............................................................   60
       B.    Publication Notice and Other Media Notice.........................................   64
       C.    Remailing and Additional Notice...................................................   65
       D.    Post-Settlement Mailing...........................................................   66
       E.    Retention of Administrator........................................................   66
       F.    Communication with Class Members, Policyowners and Producers......................   72
       G.    Media Communications..............................................................   74

XII.   REQUESTS FOR EXCLUSION..................................................................   75

XIII.  OBJECTIONS TO THE SETTLEMENT............................................................   76

XIV.   RELEASE AND WAIVER, AND ORDER OF DISMISSAL..............................................   78

       A.    Release and Waiver................................................................   78
       B.    Order of Dismissal................................................................   83

XV.    ATTORNEYS' FEES AND EXPENSES............................................................   84

XVI.   ORDER OF NOTICE, FAIRNESS HEARING AND ADMINISTRATION....................................   85

XVII.  FINAL APPROVAL, AND FINAL JUDGMENT AND ORDER APPROVING SETTLEMENT.......................   92

XVIII. MODIFICATION OR TERMINATION OF THIS AGREEMENT...........................................   96

XIX.   GENERAL MATTERS AND RESERVATIONS........................................................  100

                          UNITED STATES DISTRICT COURT
                      FOR THE SOUTHERN DISTRICT OF NEW YORK

__________________________________________
                                          )
KARL M. THOMPSON and LUCILE ELLIS,        )
                                          )
On Behalf of Themselves and All Others    )        No. 00 Civ. 5071 (HB)
Similarly Situated,                       )
                                          )        Also applies to:
                        Plaintiffs,       )
                                          )        No. 00 Civ. 9068 (HB)
v.                                        )        No. 01 Civ. 2090 (HB)
                                          )        No. 01 Civ. 5579 (HB)
METROPOLITAN LIFE INSURANCE               )
COMPANY,                                  )
                                          )
                        Defendant.        )
__________________________________________)

                            STIPULATION OF SETTLEMENT

         IT IS HEREBY STIPULATED AND AGREED, by, between and among Karl M. Thompson, Lucile Ellis, Charlene McCallop, Marguerite Guillmette Justin, Adrienne Delpit Blazio, and Myron Billups (as administrator of the Estate of Nellie Gillespie) ("Plaintiffs"), in their individual and representative capacities, and Metropolitan Life Insurance Company (hereinafter referred to as "Metropolitan Life," "Defendant" or the "Company"), through their duly authorized counsel, that the lawsuit captioned Karl M. Thompson, et al. v. Metropolitan Life Insurance Company, Case No. 00 Civ. 5071 (HB), and all other cases currently consolidated with it (the "Action"), and the matters raised by the Action, are settled and compromised on the terms and conditions set forth in this

Stipulation of Settlement with attached exhibits (the "Settlement
Agreement"), and the Release set forth in this Stipulation of Settlement, subject to the approval of the Court.

I.       INTRODUCTION AND DEFINITIONS

         A.       ALLEGATIONS AND RESPONSE

                  1. The Action asserts racial discrimination claims relating to the pricing, underwriting, sale, issuance, characteristics, administration, and the providing of information (or failure to provide information) regarding the Policies. The Action alleges, among other things, that the Company discriminated against Class Members by engaging in the following practices:
                           a.       charging Class Members more in premiums for
their insurance policies than similarly situated Caucasians;

                           b.       designing and offering products to Class
Members that were inferior to products available to Caucasians;

                           c.       manipulating commissions paid to sales
agents in furtherance of a policy and practice of racial discrimination;

                           d.       requiring mercantile reports and medical
reports on Class Members in furtherance of a policy and practice of racial discrimination;

                           e.       underwriting Class Members on the basis of
purportedly neutral social and economic factors (such as occupation, moral hazard, income or place of residence) as a pretext for a policy and practice of racial discrimination;

                           f.       selling and marketing Policies as "burial"
protection;

                           g.       selling a Policy or multiple Policies to
Class Members regardless of the suitability or appropriateness of such Policies for an applicant or insured, when compared to other life insurance policies made available to Caucasians;

                           h.       limiting the amount of insurance available
to Class Members;

                           i.       improperly training agents to sell inferior
and multiple life insurance policies to Class Members;

                           j.       selling Policies to Class Members for which
premiums were excessive and unconscionable based on their race or national origin;

                           k.       allocating Class Members fewer shares in the
Company's demutualization in 2000 than the shares allocated to similarly situated Caucasian policyholders;

                           l.       training and permitting agents to decrease
the frequency with which Policy premiums were to be collected;

                           m.       using discriminatory methods or actuarial
principles for the apportionment and payment of, determination of, or amount of dividends on any Policy;

                           n.       failing to pay, delaying payment, or failing
to inform any person of death or maturity benefits under a Policy;

                           o.       failing to notify persons or entities to
whom Policy benefits have become payable, leading to improper escheatment of Policy benefits;

                           p.       failing to discontinue, correct or remedy
effects of discrimination on the basis of race or national origin;

                           q.       concealing material information from Class
Members about the discriminatory nature of their Policies; and

                           r.       training or directing Company agents to
conceal or not disclose MetLife's discriminatory practices in the sale and servicing of the Policies.

                  2. Plaintiffs continue to believe that there was and is a good faith basis for these allegations.

                  3. The Company expressly denies any allegations of wrongdoing against it and does not admit or concede any actual or potential fault, wrongdoing or liability in connection with any facts or claims that have been or could have been alleged against it in the Action and does not waive any defenses or positions in any other dispute concerning the Policies. The Company denies that any of the claims in the Action are meritorious.

         B.       DISCOVERY

                  1. In the course of their examination and discovery in the litigation, counsel for Plaintiffs reviewed, among other things, approximately 450,000 pages of documents produced by the Company, deposed 21 current or former Company officials and employees and conducted other discovery of the Company, its agents and its policyowners relating to the issues raised in the Action.

                  2. In the course of its examination and discovery in the litigation, the Company (together with its counsel) reviewed the documents it produced to Plaintiffs and documents produced to it by Plaintiffs. Defendant's Counsel also conducted eight depositions of the Plaintiffs and other individuals.

         C.       SETTLEMENT CONSIDERATIONS

                  1. Based upon their discovery, investigation and evaluation of the facts and law relating to the matters alleged in the pleadings, Plaintiffs and counsel for Plaintiffs and the Class have agreed to settle the Action pursuant to the provisions of this Settlement Agreement after considering, among other things, (i) the substantial benefits available to Plaintiffs and the Class under the terms of this Settlement Agreement, (ii) the attendant risks and uncertainty of litigation, especially in complex actions such as this, as well as the difficulties and delays inherent in such litigation, and (iii) the desirability of consummating this settlement promptly to provide effective relief to Plaintiffs and the Class.

                  2. The Company, while expressly denying any wrongdoing and the allegations made in the Action, considers it desirable for the Action to be settled and dismissed because this Settlement Agreement will (i) provide significant benefits to the Company's present and former policyowners and insureds, (ii) avoid the substantial expense, burdens and uncertainties associated with continued litigation of the claims asserted in the Action and
(iii) provide for a certain and prompt resolution of the claims asserted in the Action.

         D.       DEFINITIONS

                  1. As used in this Settlement Agreement and the annexed exhibits (which are an integral part of this Settlement Agreement and are incorporated in their entirety by reference), the following terms have the following meanings, unless a Section or Subsection of this Settlement Agreement or its exhibits expressly provides otherwise:

                           a.       "Action" shall mean the lawsuit
captioned Thompson, et al. v. Metropolitan Life Insurance Company, No. 00 Civ. 5071 (HB), and all cases consolidated with it, including, but not limited to, Justin, et al. v. Metropolitan Life Insurance Company, No. 00 Civ. 9068 (HB), McCallop v. Metropolitan Life Insurance Company, No. 01 Civ. 2090 (HB) and Billups v. Metropolitan Life Insurance Company, No. 01 Civ. 5579 (HB).

                           b.       "Additional Enhancement" shall mean the
enhancements or payments, in addition to the enhancements or payments provided as Standard Enhancements (defined in Section I.D.1.jjjj, below), that shall be provided to Holders of certain In-Force Policies and Death/Maturity Policies pursuant to this Settlement Agreement.

                           c.       "Additional Insurance" shall mean paid-up
insurance additional to the Face Amount of a Policy, having its own contractual cash values.

                           d.       "Administrator" shall mean any third-party
agents or administrators whom the Company shall retain, upon approval of Lead Counsel, to help implement the terms of this Settlement Agreement.

                           e.       "Affinity Group" shall mean (i) the Class
Member or his or her spouse, sibling, parent or child (including a stepchild residing with the Class Member), and/or (ii) any person in whom the Class Member has an insurable interest; provided however, that no member of the Affinity Group shall be over age 72 as of January 1, 2004.

                           f.       "Agent Script" shall mean the script that
the Company shall disseminate to its current Producers, as further described in
Section XI.F.3 below.

                           g.       "Agreement" or "Settlement Agreement" shall
mean this Stipulation of Settlement and the attached exhibits, including any subsequent amendments thereto and any exhibits to such amendments.

                           h.       "Alternate Covered Person" shall mean, for
purposes of any Settlement Death Benefit provided pursuant to Section V.B, a person who is a member of the Class Member's Affinity Group who is designated pursuant to the terms of Section V.B.7 as the person upon whose qualifying death the Settlement Death Benefit provided under this Agreement will be paid.

                           i.       "Alternate Recipient" shall mean such person
as the Class Member may choose to receive the SDB payment pursuant to the terms and conditions set forth in Section V.B below.

                           j.       "Amended Complaint" shall mean the Amended
Consolidated Class Action Complaint in this Action filed by Plaintiffs on
July 19, 2002.

                           k.       "Application File" shall mean the
application submitted for the Policy; any statement of the agent or other sales representative submitted in connection with the application for the Policy; any report of medical or paramedical examination obtained in connection with the underwriting of the application; any mercantile report obtained in connection with the underwriting of the application; and any other documents in the application file for the Policy.

                           l.       "Attorneys' Fees and Expenses" shall mean
such funds as may be agreed to by the Parties and/or awarded to Lead Counsel by the Court to compensate them (and all other attorneys of record for Plaintiffs in this Action as of the Execution Date) for their fees and expenses in connection with the Action, as provided for in Section XV below.

                           m.       "Cash Payment Option" shall mean the option
of Eligible Holders of In-Force Policies to receive a cash payment from the Company instead of the Enhanced Future Death/Maturity Benefit, the Enhanced Future Termination/Non-Forfeiture Benefit and the Enhanced Additional Insurance Benefit, as described in Section III.D below.

                           n.       "Cash Payment Option Election Letter" shall
mean the letter sent to the Holders of In-Force Policies, substantially in the form attached hereto as Exhibit J, by which such Class Members may exercise their right to receive a cash payment from the Company instead of the Enhanced Future Death/Maturity Benefit, the Enhanced Future Termination/Non-Forfeiture Benefit and the Enhanced Additional Insurance Benefit, as described in
Section III.D below.

                           o.       "Cash Value" shall mean the cash value
associated with a Policy's Face Amount. For each Policy other than any Policy that went onto an extended term-insurance non-forfeiture status and then expired prior to January 1, 1968, the cash value associated with the Policy's Face Amount shall not be reduced by any policy loan.

                           p.       "Claim Form" shall mean the form included
with the Class Notice Package that Holders of certain Policies shall be required to complete and submit in order to become Eligible Holders, pursuant to Sections IX.B and IX.E below. The Claim Form shall be in substantially the form appended hereto as Exhibit A, and shall be contained in a wrapper that clearly indicates that (i) a Claim Form is enclosed, (ii) the Claim Form must be submitted to obtain settlement benefits unless a Statement of Benefits included in the Class Notice Package states that submission of the Claim Form for the Policy is unnecessary, and (iii) Claim Forms must be postmarked by the Claim-In Date.

                           q.       "Claim-In Date" shall mean the date 75 days
after the Fairness Hearing.

                           r.       "Claim-Resolution Date" shall mean the date
by which all disputes concerning the eligibility for settlement benefits of any person or entity who submits a Claim Form shall be finally resolved pursuant to
Section IX.G below, which date shall be no later than 195 days after the Claim-In Date.

                           s.       "Class" or "Class Members" shall mean all
Holders (including their estates) of Policies, but shall not include (unless and to the extent such persons or entities are Class Members by virtue of their status as Holder of another Policy) the following: (i) any Excluded Entity; (ii) any persons or entities who are Holders (or their estates) of a Policy (a) for which a timely request for exclusion from the proposed class has been received from any Holder or Estate Holder; (b) that was issued by the Company, but not accepted and paid for, or was returned to the Company as part of the exercise of a free look provision in the Policy; or (c) that is the subject of a release signed by any person or entity while represented by counsel settling a claim or dispute and releasing

Metropolitan Life from any further liability concerning such Policy; and (iii) any insurance company that owns or owned a Policy pursuant to an absolute assignment effected as part of an exchange under section 1035 of the Internal Revenue Code.

                           t.       "Class Counsel" shall mean Milberg Weiss
Bershad Hynes & Lerach LLP; Bonnett, Fairbourn, Friedman & Balint, P.C.; James, Hoyer, Newcomer & Smiljanich, P.A.; Watson Jimmerson Givhan & Martin, P.C.; Whatley Drake, LLC; Arnzen, Parry & Wentz, P.S.C.; Herman Herman Katz & Cotlar, LLP; Carter & Cates; The Nygaard Law Firm; Barrett, Towmey, Broom, Hughes & Wesley; Campbell, Waller & Loper, LLC; Foote, Meyers, Miekle, Flowers & Solano, LLC; and Specter Specter Evans & Manogue, P.C.

                           u.       "Class Notice" shall mean the notice of the
terms of the proposed settlement included in the Class Notice Package.

                           v.       "Class Notice Package" shall mean the notice
package, as approved in form and content by counsel to Plaintiffs and Defendant and the Court, and substantially in the form attached hereto as Exhibit A, to be provided to Class Members pursuant to Section XI.A of this Settlement Agreement. The Class Notice Package shall include (i) the Class Notice, (ii) a Claim Form, and (iii) in the case of Database Policies, a Statement of Benefits.

                           w.       "Company" or "Metropolitan" or "Metropolitan
Life" shall mean Metropolitan Life Insurance Company.

                           x.       "Confirmatory Letter" shall mean the letter,
in the form attached hereto as Exhibit K, to be sent to the last-known address on the Company's electronic records of payees of certain Death/Maturity Policies as updated hereunder, seeking to confirm the address of such payee or to obtain an updated address for such payee postmarked within 30 days of the date of the letter, as described in Section IX.C.3 below.

                           y.       "Court" shall mean the United States
District Court for the Southern District of New York, where the Action is pending.

                           z.       "Covered Met Series Policy" shall mean
any life insurance policy described in Exhibit N hereto.

                           aa.      "Covered Person" shall mean the person upon
whose qualifying death the Settlement Death Benefit provided under this Agreement will be paid, which person shall be the insured under the Policy making the Class Member eligible for relief, unless the Class Member designates an Alternate Covered Person pursuant to Section V.B.7 below.

                           bb.      "Database Policies" shall mean (a) any
Policy for which the insured is reflected on the Company's electronic records as non-Caucasian; (b) any 1920-1929 Intermediate Policy and any Other Industrial Monthly Substandard Policy on the Company's electronic records for which the race of the insured is identified in the Application File as other than Caucasian; and (c) any 1930-1935 Ordinary Substandard Policy, 1927-1929 Industrial Monthly Substandard Policy or Industrial Weekly Substandard Policy on the Company's electronic records for which the race of the insured is not identified in the Company's electronic records as Caucasian.

                           cc.      "Death/Maturity Policies" shall mean any
Policy on which, prior to the Eligibility Date, a death, maturity or endowment benefit has been paid or has become payable pursuant to its terms.

                           dd.      "Defendant" shall mean Metropolitan Life
Insurance Company.

                           ee.      "Defendant's Counsel" shall mean the law
firm of Debevoise & Plimpton.

                           ff.      "Domestic Partner" shall mean an individual
who, prior to the death of a Holder:

                                    (i)      Lived with the Holder in an
intimate and committed relationship of mutual caring at a time where both individuals were at least 18 years of age and neither individual was married or in another domestic partnership;

                                    (ii)     Shared the same residence with the
Holder at the time of the Holder's death; and

                                    (iii)    Agreed with the Holder to be
jointly responsible for basic living expenses incurred during the domestic partnership.

                           gg.      "Early Termination Adjustment" shall equal
X/Y, where:

                                    (i)      X equals the number of years that a
Policy was premium-paying; and

                                    (ii)     Y equals the lesser of (a) the
number of years that the Company required premiums to be paid for the Policy absent the death of the insured and (b) 2002 minus the year in which the Policy was issued.

                           hh.      "Eligibility Date" shall mean August 19,
2002.

                           ii.      "Eligible Holder" shall mean a Holder who
has satisfied the requirements, if any, set forth in Section IX below. Only those Holders who are Eligible Holders shall be entitled to receive benefits under this Agreement.

                           jj.      "Enhanced Additional Insurance Benefit"
shall mean the Additional Insurance to be provided to Eligible Holders of certain In-Force Policies under this Settlement Agreement, as described in
Section III.C below.

                           kk.      "Enhanced Future Death/Maturity Benefit"
shall mean the terminal dividend (composed of a Standard Enhancement and, where applicable, an Additional Enhancement) to be provided to Eligible Holders of certain In-Force Policies under this Settlement Agreement, as described in
Section III.A below.

                           ll.      "Enhanced Future Termination/Non-Forfeiture
Benefit" shall mean the surrender dividend (composed of a Standard Enhancement and, where applicable, an Additional Enhancement) to be provided to Eligible Holders of certain In-Force Policies under this Settlement Agreement, as described in Section III.B below.

                           mm.      "Enhanced Past Death/Maturity Benefit" shall
mean the cash payment to be provided to Eligible Holders of Death/Maturity Policies under this Settlement Agreement, as described in Section IV below.

                           nn.      "Enhanced Past Termination Benefit" shall
mean the cash payment to be provided to Eligible Holders of certain Terminated Policies under this Settlement Agreement, as described in Section V.A below.

                           oo.      "Estate Holder" shall mean, with respect to
any Policy for which all Eligible Holders are deceased, any estate of a Holder of the Policy that satisfies the requirements of Section II.C below.

                           pp.      "Excluded Entity" shall mean any entity
that is not a natural person (such as a funeral home, creditor, institutional assignee or state government, or any branch, department or entity thereof) and that is an assignee of the benefits of, or is not an owner of, a Policy. Excluded Entities shall not be Class Members and shall not be eligible to receive any benefit provided under this Agreement, whether directly, indirectly, or on behalf of, or on account of benefits made available to, a Class Member.

                           qq.      "Execution Date" shall mean the first date
on which the Settlement Agreement has been executed by all of the undersigned.

                           rr.      "Face Amount" shall mean the amount of
insurance specified on the face of the Policy, including any additions to such amount of insurance by Company liberalizations, equalizations or other enhancements.

                                    (i)      The Face Amount of a Policy shall
be exclusive of any Additional Insurance, ancillary benefit or rider coverage; provided however, that if a Policy has paid or pays in the future an accidental death benefit in addition to the amount of insurance specified on the face of the Policy (including any additions thereto by Company liberalizations, equalizations or other enhancement), then the accidental death benefit shall be included as part of the Face Amount.

                                    (ii)     Except as provided in Section
I.D.1.rr(iii) below, the Face Amount of a Policy that is providing reduced paid-up insurance coverage under a contractual nonforfeiture option shall be the amount of reduced paid-up insurance coverage provided under that option.

                                    (iii)    For purposes of the calculation of
any Settlement Death Benefit pursuant to Section V.B below, (a) the Face Amount of any Policy on a reduced paid-up non-forfeiture status shall equal the face amount of the Policy at the time that it was issued; and (b) for any Industrial Weekly Policy that was issued in a substandard policy plan, and that was placed on a reduced paid-up non-forfeiture status at any time, the Face Amount of the Policy shall equal the face amount of the Policy at the time that it was issued, multiplied by the appropriate ratio in Exhibit L hereto.

                           ss.      "Fairness Hearing" shall mean the hearing at
or after which the Court will make a final decision whether to approve this Settlement Agreement.

                           tt.      "Final Judgment" shall mean the judgment
entered pursuant to the Order Approving Settlement, as contemplated in
Section XVII of this Settlement Agreement.

                           uu.      "Final Settlement Date" shall mean the date
on which the Final Judgment and Order Approving Settlement become final. For purposes of this definition, the Final Judgment and Order Approving Settlement shall become final:

                                    (i)      if no appeal is taken therefrom, on
the date on which the time to appeal has expired;

                                    (ii)     if any appeal is taken therefrom,
on the date on which all appeals therefrom, including petitions for rehearing or reargument, petitions for rehearing en banc and petitions for certiorari or any other form of review, have been finally disposed of in a manner resulting in an affirmance of the Final Judgment and Order Approving Settlement; or

                                    (iii)    on a date after entry of the Final
Judgment and Order Approving Settlement, which date counsel for the Parties agree to in writing.

                           vv.      "Hearing Order" shall mean the order to be
entered by the Court concerning notice, administration and the Fairness Hearing, as contemplated in Section XVI of this Settlement Agreement, and substantially in the form attached hereto as Exhibit D.

                           ww.      "Holders" shall mean, with respect to any
Policy, the following persons and entities:

                                    (i)      All past and present owners of
                                             Ordinary Policies;

                                    (ii)     All past and present insureds under
                                             Industrial Policies

                                    (iii)    All individual assignees of
                                             Industrial Policies that have been
                                             assigned by the Policy's named
                                             Insured; and

                                    (iv)     All payees of the contractual death
                                             benefits of Policies, where such
                                             death benefits became payable prior
                                             to the Eligibility Date based upon
                                             the death of the insured under the
                                             Policy.

                           xx.      "Identifying Information" shall mean either
(i) the policy number for a Policy or (ii) the alternative identifying information requested by Exhibit E hereto. Persons or entities who have completed and submitted Claim Forms postmarked on or before the Claim-In Date shall be given a reasonable opportunity to provide additional Identifying Information if such information is required to locate a Policy;

provided however, that all such additional Identifying Information must be postmarked within 60 days of the Claim-In Date.

                           yy.      "Implementation Period" shall mean a period
of time that (i) commences on a date selected by the Company, is communicated in writing to Lead Counsel, and is on or before the later of (a) 30 days after the Final Settlement Date and (b) 130 days after the Claim-Resolution Date; and
(ii) ends on a date 150 days after it commences.

                           zz.      "Industrial Monthly Policies" shall mean
(i) any 1927-1929 Industrial Monthly Substandard Policy, (ii) any Other Industrial Monthly Substandard Policy and (iii) any Industrial Monthly Standard Policy.

                           aaa.     "Industrial Monthly Standard Policy" shall
mean any life insurance policy issued by the Company from its Industrial Department insuring the life of a non-Caucasian, issued in a standard policy plan or with a standard risk classification, and on which the policy's terms required payment of monthly premiums.

                           bbb.     "Industrial Policies" shall mean Industrial
Monthly Policies and Industrial Weekly Policies.

                           ccc.     "Industrial Weekly Policies" shall mean
(i) any Pre-1948 Industrial Weekly Substandard Death/Maturity Policy, (ii) any Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policy, (iii) any Pre-1963 Industrial Weekly Substandard Terminated Policy and (iv) any other life insurance policy issued by the Company from its Industrial Department insuring the life of a non-Caucasian, and on which the policy's terms required payment of weekly premiums.

                           ddd.     "Industrial Weekly Substandard Policies"
shall mean any life insurance policy issued by the Company from its Industrial Department in a substandard policy plan, on which the policy's terms required payment of weekly premiums, and for which the Company's records do not indicate the race of the insured as Caucasian.

                           eee.     "In-Force Policies" or "In Force" shall
mean, for purposes of this Settlement Agreement only, any Policy that is providing insurance coverage as of the Eligibility Date, including Policies that as of the Eligibility Date are (a) fully paid-up; (b) providing coverage as reduced paid-up or extended term insurance under a contractual non-forfeiture provision; or (c) in the process of escheatment to any state but for which a returned Claim Form discloses information sufficient to identify the appropriate payee of the Policy's benefits.

                           fff.     "Interest" shall mean simple interest at 4.0
percent per annum calculated to the first day of the Implementation Period, and commencing on the later of (i) the date of the Policy's termination, maturity, or payment of death benefit, as applicable, or (ii) January 1, 1975.

                           ggg.     "Issue Date" shall mean the "issue date" set
forth in the Policy contract.

                           hhh.     "Lead Counsel" shall mean the law firms of
Milberg Weiss Bershad Hynes & Lerach LLP; Bonnett, Fairbourn, Friedman & Balint, P.C.; and Herman Herman Katz & Cotlar, LLP.

                           iii.     "Neutral" shall mean a third-party to whom
the Company and Lead Counsel shall agree, which third party shall resolve disputes between the Parties as to whether a person or entity who has submitted a Claim Form and, when requested, other Identifying Information is entitled to benefits under this Settlement Agreement, as described in Section IX.G below.

                           jjj.     "1930-1935 Ordinary Substandard Policies"
shall mean any life insurance policy issued by the Company from its Ordinary Department in the Endowment at 80, 25-Year Endowment or 25-Pay Life policy plan, from January 1, 1930 through December 31, 1935, for which the Company's records do not indicate the race of the insured as Caucasian.

                           kkk.     "1920-1929 Intermediate Policies" shall mean
any life insurance policy insuring the life of a non-Caucasian issued by the Company from January 1, 1920 through December 31, 1929 in an intermediate policy plan.

                           lll.     "1927-1929 Industrial Monthly Substandard
Policies" shall mean any life insurance policy issued by the Company from its Industrial Department in a substandard policy plan from January 1, 1927 through December 31, 1929, for which the Company's records do not indicate the race of the insured as Caucasian, where such policy's terms required payment of a stated amount of premiums per month.

                           mmm.     "Notice Card" shall mean the card,
substantially in the form attached hereto as Exhibit F, that the Company shall make available to its Producers, and that the Administrator shall make available to certain others (by hand, mail, or via the Internet, including the Administrator's Web site), to give to Class Members who inquire about this Settlement Agreement, as further described in Section XI.F.3 below.

                           nnn.     "Order Approving Settlement" shall mean the
order entered by the Court approving the settlement and this Settlement
Agreement.

                           ooo.     "Ordinary Policies" shall mean all Ordinary
Substandard Policies and Covered Met Series Policies.

                           ppp.     "Ordinary Substandard Policies" shall mean
(i) any 1930-1935 Ordinary Substandard Policy and (ii) any other life insurance policy, other than a 1920-1929 Intermediate Policy, issued by the Company from its Ordinary Department with an intermediate, special-class or other substandard risk classification, and insuring the life of a non-Caucasian.

                           qqq.     "Other Industrial Monthly Substandard
Policy" shall mean any life insurance policy, other than a 1927-1929 Industrial Monthly Substandard Policy, issued by the Company from its Industrial Department insuring the life of a non-Caucasian, in an other-than-standard policy plan or with an other-than-standard risk classification, and on which the policy's terms required payment of monthly premiums.

                           rrr.     "Other Ordinary Substandard Policies" shall
mean any Ordinary Substandard Policy other than a 1930-1935 Ordinary Substandard Policy.

                           sss.     "Parties" or "Party" shall mean Plaintiffs
(in their individual and representative capacities) and/or Defendant collectively and, where applicable, their respective counsel.

                           ttt.     "Plaintiffs" shall mean Karl M. Thompson,
Lucile Ellis, Charlene McCallop, Marguerite Guillmette Justin, Adrienne Delpit Blazio, Myron Billups (as the administrator of the Estate of Nellie Gillespie) and any other Class

Members added to the Amended Complaint or any subsequent pleading as named plaintiffs, in their individual and representative capacities.

                           uuu.     "Policy" or "Policies" shall mean any and
all Industrial Policies, Ordinary Substandard Policies, 1920-1929 Intermediate Policies and Covered Met Series Policies with an Issue Date during the period from January 1, 1901 through December 31, 1972, inclusive; provided however, that any Metropolitan Life insurance policy for which the claims asserted in the Action have been previously litigated and resolved or dismissed with prejudice, and are barred by the doctrine of res judicata, shall not be a Policy; and provided however, that any Metropolitan Life insurance policy for which any Holder or Estate Holder has timely requested exclusion from the proposed class shall not be a Policy.

                           vvv.     "Postal Service" shall mean the United
States Postal Service.

                           www.     "Post-Settlement Mailing" shall mean the
mailing that the Company shall make starting at the commencement of the Implementation Period, as described in Section XI.D below. The Post-Settlement Mailing shall be completed within 60 days of the commencement of the Implementation Period.

                           xxx.     "Preliminary Approval Hearing" shall mean
the hearing at or after which the Court will make a decision whether notice of the Action and the proposed Settlement Agreement may be given.

                           yyy.     "Pre-1948 Industrial Weekly Substandard
Death/Maturity Policies" shall mean any life insurance policy issued by the Company from its Industrial Department in a substandard policy plan, for which the Company's records do not indicate the race of the insured as Caucasian, on which the policy's terms required payment of a stated amount of premiums per week, and where the policy terminated prior to January 1, 1948 by reason of the death of the insured or the maturity of the Policy.

                           zzz.     "Pre-1963 Industrial Weekly Substandard
Non-Forfeiture Policies" shall mean any life insurance policy issued by the Company from its Industrial Department in a substandard policy plan, for which the Company's records do not indicate the race of the insured as Caucasian, on which the policy's terms required payment of a stated amount of premiums per week, and where the policy went onto a reduced paid-up or extended term non-forfeiture status prior to January 1, 1963.

                           aaaa.    "Pre-1963 Industrial Weekly Substandard
Terminated Policies" shall mean any life insurance policy issued by the Company from its Industrial Department in a substandard policy plan, for which the Company's records do not indicate the race of the insured as Caucasian, on which the policy's terms required payment of a stated amount of premiums per week, and where the policy lapsed, surrendered, or was terminated (other than by reason of Policy maturity or the death of the insured) prior to January 1, 1963.

                           bbbb.    "Primary Eligible Holder" shall mean, with
respect to any Terminated Policy eligible for the SDB hereunder, the following Eligible Holder of the Policy:

                                    (i)      For an Industrial Policy, the
insured under the Policy.

                                    (ii)     For an Ordinary Policy, the owner
of the Policy at the time it terminated, or if such person is not an Eligible Holder, the first Eligible Holder of the Policy to become an Eligible Holder under Section IX below.

                           cccc.    "Producer" shall mean any of the Company's
current account representatives, managers or managing directors.

                           dddd.    "Publication Notice" shall mean the
published notice and other media notice of the proposed settlement, as approved in form and content by counsel for Plaintiffs and the Defendant and the Court, as described in Section XI.B.

                           eeee.    "Recipient" shall mean the person or persons
to whom the Settlement Death Benefit under this Agreement shall be paid. Subject to Section II.F below, the Eligible Holder(s) of the Policy under Section IX below shall be entitled to payments under the SDB, unless the Class Member designates an Alternate Recipient; provided however, that if the Recipient is deceased at the time the payment is to be made, the Company may pay the applicable death benefit to any person named as the beneficiary of the Policy making the Class Member eligible for the SDB, or if that person is deceased or cannot be paid for any reason, to any other person who appears to the Company to be equitably entitled to such payment under Section II.D below.

                           ffff.    "Release" shall mean the release and waiver
set forth in Section XIV of this Settlement Agreement.

                           gggg.    "Releasees" shall mean the Company and each
of its past, present and future parents (including intermediate and ultimate parents), subsidiaries, affiliates, predecessors, successors and assigns, and each of its respective past, present and future officers, directors, employees, district office clerks, general agents, agents, managers, managing directors, producers, sales representatives, account representatives, brokers, solicitors, attorneys, insurers, successors and assigns, or any of them, including any person or entity acting on behalf or at the direction of any of them.

                           hhhh.    "SDB Certificate" shall mean the
certificate, substantially in the form included at Exhibit H and including a tear-off sheet for Class Members to designate an Alternate Covered Person and/or Alternate Recipient, that shall be provided to Eligible Holders of certain Terminated Policies starting at the commencement of the Implementation Period as evidence of the benefits provided by the SDB.

                           iiii.    "Settlement Death Benefit" or "SDB" shall
mean a form of relief to be provided to Eligible Holders of certain Terminated Policies, as described in Section V.B below.

                           jjjj.    "Standard Enhancement" shall mean the
enhancements or payments that shall be provided to Holders of certain In-Force and Death/Maturity Policies pursuant to this Settlement Agreement. Wherever a Holder is eligible for an Additional Enhancement (defined in Section I.D.1.b, above), the Standard Enhancement calculation shall utilize the Policy's Face Amount, Cash Value or death or maturity benefit as enhanced by the Additional Enhancement, exclusive of Interest.

                           kkkk.    "Statement of Benefits" shall mean the
summary of benefits that is included in the Class Notice Package for Database Policies, and provided upon request to Eligible Holders whose policies have been confirmed to be Policies or whose

Claim Forms identify the number of a Policy for which information is available on the Company's electronic records, as described in Section XI.A.4 below.

                           llll.    "Terminated Policies" shall mean any Policy
that, as of the Eligibility Date, has lapsed, surrendered or otherwise terminated without insurance coverage, and has not been reinstated. For purposes of this Settlement Agreement, the term "terminated" shall not include policies that, as of the Eligibility Date, are fully paid-up or are providing coverage as reduced paid-up or extended term insurance under a contractual non-forfeiture provision.

                  2. Defined terms used in combination in this Settlement Agreement shall have the combined definitions ascribed to them in the Settlement Agreement. For example, an In-Force Industrial Weekly Policy shall mean an Industrial Policy that is both an Industrial Weekly Policy and In Force.

                  3. Capitalized terms used in this Settlement Agreement but not defined above shall have the meaning ascribed to them in this Settlement Agreement and the attached exhibits.

II.      SETTLEMENT AGREEMENT TERMS

         A. Pursuant to this Settlement Agreement, Class Members will, depending on their eligibility hereunder, receive one or more forms of the benefits described in Sections III through VII below.

         B. With respect to each Policy making a Class Member eligible for benefits, the Policy's Eligible Holder(s) will receive the benefits for which that Policy is eligible hereunder, subject to the terms of Sections II.C, II.D, II.E and II.F below; provided however, that for any settlement benefit payable under this Agreement based upon a Policy for which a death claim is made following the commencement of the Implementation Period, the settlement benefit shall be paid to the payee of the Policy's contractual benefits (or, if there is more than one payee, to each payee in proportion to the relative amounts of benefits to which each is entitled under the Policy); and provided however, that in the event of any conflict between this Section II and Section IX below, the provisions of Section IX shall govern. No duplicate relief shall be provided to multiple Holders of the same Policy, or to their estates or descendants.

         C. If all Eligible Holders associated with a Policy are deceased, then the Estate Holder(s) may exercise the rights of, and receive all settlement benefits payable to, the Holders of such Policy, subject to the terms of Sections II.D, II.E and II.F below. Settlement benefits shall be payable to the Estate Holder only if, prior to the commencement of the Implementation Period, either (a) the Holder's estate's administrator submits evidence of his or her court-appointment as administrator of the estate or (b) an heir of the Holder submits a declaration, in the form attached hereto as Exhibit I, establishing the authority of the heir to act for the Holder's estate.

         D. For all benefits under this Settlement Agreement other than the SDB:

                  1. Where more than one person or entity is an Eligible Holder of a Policy, settlement benefits shall be distributed among such Eligible Holders in the manner and using the procedures specified in Section II.E below.

                  2. If all Eligible Holders of a Policy are deceased as of the Eligibility Date, and more than one person or entity is an Estate Holder of a Policy, settlement benefits shall be distributed among such Estate Holders in the manner and using the procedures specified in Section II.E below.

                  3. If no person or entity is eligible for settlement benefits under the provisions of Sections II.C through II.D.2 above, then any spouse or Domestic Partner of any Holder may come forward to claim the benefits for the Policy by submitting a Claim Form received by the Claim-In Date. Where more than one such person timely claims to be entitled to receive benefits associated with a Policy, the settlement benefits shall be distributed among such persons in the manner and using the procedures specified in Section II.E below.

                  4. If no person or entity is eligible for settlement benefits under the provisions of Sections II.C through II.D.3 above, then any child (including stepchildren) of any Holder may come forward to claim the benefits for the Policy by submitting a Claim Form received by the Claim-In Date. Where more than one such person timely claims to be entitled to receive benefits associated with a Policy, the settlement benefits shall be distributed among such persons in the manner and using the procedures specified in Section II.E below.

                  5. If no person or entity is eligible for settlement benefits under the provisions of Sections II.C through II.D.4 above, then any parent of any Holder may come forward to claim the benefits for the Policy by submitting a Claim Form received by the Claim-In Date. Where more than one such person timely claims to be entitled to receive benefits associated with a Policy, the settlement benefits shall be distributed among such persons in the manner and using the procedures specified in Section II.E below.

                  6. If no person or entity is eligible for settlement benefits under the provisions of Sections II.C through II.D.5 above, then any sibling of any Holder may come forward to claim the benefits for the Policy by submitting a Claim Form received by the Claim-In Date. Where more than one such person timely claims to be entitled to receive benefits associated with a Policy, the settlement benefits shall be distributed among such persons in the manner and using the procedures specified in Section II.E below.

                  7. If no person or entity is eligible for settlement benefits under the provisions of Sections II.C through II.D.6 above, then any grandchild of any Holder, or any offspring of such a grandchild, may come forward to claim the benefits for the Policy by submitting a Claim Form received by the Claim-In Date. Where more than one such person timely claims to be entitled to receive benefits associated with a Policy, the settlement benefits shall be distributed among such persons in the manner and using the procedures specified in Section II.E below.

                  8. If no person or entity is eligible for settlement benefits under the provisions of Sections II.C through II.D.7 above, then any other descendant or other relative of any Holder may come forward to claim the benefits for the Policy by submitting a Claim Form received by the Claim-In Date. Where more than one such person timely claims to be entitled to receive benefits associated with a Policy, the settlement benefits shall be distributed among such persons in the manner and using the procedures specified in Section II.E below.

                  9. If, by the Claim-In Date, no person or entity is eligible for settlement benefits under the provisions of Sections II.C through II.D.8 above, then the Company may provide the settlement benefits to any other person appearing to the Company to be equitably entitled to receive the benefits.

         E. If more than one person or entity is eligible for benefits under Section II.D above, then the settlement benefits for the Policy shall be divided equally among all such persons and entities. In the event both an owner and a payee of contractual death benefits are Eligible Holders of a Death/Maturity Ordinary Policy, each shall be eligible at least to the benefits described in Section X.D below.

         F. For the SDB provided under this Settlement Agreement and described in Section V.B below:

                  1. If more than one person or entity is an Eligible Holder, then:

                           a.       Unless an Alternate Recipient is designated,
all Eligible Holders shall be the Recipients under the SDB. Payments under the SDB shall be made jointly to all Eligible Holders and mailed to the first person or entity to become an Eligible Holder.

                           b.       The Primary Eligible Holder shall have the
authority to designate an Alternate Covered Person or Alternate Recipient for the SDB.

                  2. If all Eligible Holders under a Policy are deceased as of the Eligibility Date, and more than one person or entity is an Estate Holder, then:

                           a.       Unless an Alternate Recipient is designated,
all Estate Holders shall be the Recipients under the SDB. Payments under the SDB shall be made jointly to all Estate Holders and mailed to the first person or entity to become an Estate Holder.

                           b.       The first Estate Holder satisfying the
requirements of Section II.C above shall have the authority to designate an Alternate Covered Person or Alternate Recipient for the SDB.

                  3. If no person or entity is eligible for the SDB pursuant to Sections II.C, II.F.1 or II.F.2 above, then the first relative of any Holder to timely submit a Claim Form for the Policy shall be the Recipient under the SDB and shall have the authority to designate an Alternate Covered Person or Alternate Recipient for the SDB.

                  4. If no person or entity is eligible for the SDB pursuant to Sections II.C, II.F.1, II.F.2 or II.F.3 above, then the Company may provide the settlement benefits to any other person appearing to the Company to be equitably entitled to receive the benefits.

         G. No person or entity who is not a Class Member shall receive any benefit under this settlement, unless such person or entity first agrees to be bound by the terms of the Release in Section XIV below with respect to the Policy for which settlement benefits are received. This requirement shall appear in the Class Notice. The Company reserves the right to include this requirement in the endorsement section of each instrument used to provide settlement payments.

         H. Notwithstanding any other provision of this Agreement, where no address is available for an Eligible Holder or other person eligible for settlement benefits, or where there is an available address but it is known by the Company to be invalid, no settlement benefits shall be mailed to the Eligible Holder or other person.

         I. If any Holder or Estate Holder excludes himself or herself from the Class with respect to a Policy, all Holders (and their estates) of that Policy will be deemed to be excluded with respect to that Policy.

         J. In the event that provision of a particular form of relief hereunder could cause adverse tax and/or other regulatory consequences to the Class Member, or to his or her Policy, the Company shall not be obligated to provide such relief but may, in its sole discretion and as an alternative, make an economically comparable form of relief available to the Class Member. Lead Counsel shall be notified in advance of any such substitution of relief.

         K. In the event that the Parties determine that any provision of this Settlement Agreement regarding its implementation has become administratively impracticable, the Parties may agree to amend or eliminate such provision as they mutually deem appropriate, without obtaining approval from the Court.

         L. If a death claim is made under an In-Force Policy, or if an In-Force Policy matures, after the Eligibility Date but before the commencement of the Implementation Period, then the Inforce Policy shall be treated as if it were a Death/Maturity Policy on the Eligibility Date.

         M. If an In-Force Policy is terminated after the Eligibility Date but before the commencement of the Implementation Period, then the In-Force Policy shall be treated as if it were a Terminated Policy on the Eligibility Date.

         N. The Company agrees and warrants that it will not utilize any extraordinary or exceptional accounting or actuarial principles to recapture from Class Members the costs of the settlement or otherwise to deprive Class Members of the benefits provided for in this Settlement Agreement. Nothing in this provision shall be construed to interfere with the Company's conduct of its business in the normal course.

III.     BENEFITS FOR IN-FORCE POLICIES

         A.       THE ENHANCED FUTURE DEATH/MATURITY BENEFIT

                  1. Starting at the commencement of the Implementation Period, Eligible Holders of In-Force Industrial Weekly Policies, In-Force Industrial Monthly Policies, and In-Force Other Ordinary Substandard Policies that mature or pay a death benefit in the future shall receive, in addition to the contractual death or maturity benefit, a terminal dividend in the amount of the sum of the Standard Enhancement and the Additional Enhancement (if any) for the Policy (calculated pursuant to Sections III.A.2 and III.A.3 below). Eligible Holders of all such In-Force Policies shall receive the Standard Enhancement. Eligible Holders of In-Force Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies shall receive both the Standard Enhancement and the Additional Enhancement.

                  2. Standard Enhancements. The percentage of the Face Amount at the time of the insured's death or the Policy's maturity (as enhanced by any Additional Enhancement) constituting the Standard Enhancement shall be as follows:

Policy Type                                     Percentage Enhancement
-----------                                     ----------------------
Industrial Weekly                               12.5%
Other Industrial Monthly Substandard            12.5%
Industrial Monthly Standard                     5%
Other Ordinary Substandard                      15%

                  3. Additional Enhancements. For In-Force Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies, the Additional Enhancement to the Policy's Face Amount at the time of the insured's death or the Policy's maturity shall be calculated, on a Policy-by-Policy basis, based upon the ratios in Exhibit L hereto. Such Additional Enhancement is designed to provide In-Force Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies with the benefit of the Company's 1963 equalization of Industrial Weekly Substandard policy non-forfeiture values.

                  4. In-Force 1920-1929 Intermediate Policies. Eligible Holders of In-Force 1920-1929 Intermediate Policies shall be provided the Enhanced Future Death/Maturity Benefit in the form of an increase, at the commencement of the Implementation Date, of 9% to the Policy's Face Amount and associated Cash Value.

                  5. Death Certificate Review Obligation. Starting on the Final Settlement Date, the Company shall review all future death certificates submitted in connection with claims for benefits under life insurance policies that may be Policies eligible for the Enhanced Future Death/Maturity Benefit depending on the race of the insured.

                           a.       If, for any such policy, the Company's
review discloses that the insured's race was listed on the death certificate as other than Caucasian, then the Holders of such Policy shall be deemed Eligible Holders and the Enhanced Future

Death/Maturity Benefit for the Policy shall be provided, unless all documents in the Application File that describe the insured's race indicate that the insured's race is Caucasian.

                           b.       If the death certificate does not provide
the race of the insured, then the Company shall review the Application File (to the extent it has not already reviewed the Application File in connection with this Agreement) for the life insurance policy. If the Company's review discloses that the insured's race was identified in any part of the Application File as other than Caucasian, then the Holders of such Policy shall be deemed Eligible Holders and the Enhanced Future Death/Maturity Benefit for the Policy shall be provided.

                  6. Policy Application File Review Obligation. Starting on the Final Settlement Date, the Company shall review the Application File (to the extent it has not already reviewed the Application File in connection with this Agreement) of any life insurance policy that becomes eligible for payment of maturity or endowment benefits and that may be a Policy eligible for the Enhanced Future Death/Maturity Benefit depending on the race of the insured. If, for any such policy, the Company's review discloses that the insured's race was listed in any part of the Application File as other than Caucasian, then the Holders of such Policy shall be deemed Eligible Holders and the Enhanced Future Death/Maturity Benefit for the Policy shall be provided.

         B.       THE ENHANCED FUTURE TERMINATION/NON-FORFEITURE BENEFIT

                  1. Starting at the commencement of the Implementation Period, Eligible Holders of In-Force Industrial Weekly Policies, In-Force Industrial Monthly Policies, and

In-Force Other Ordinary Substandard Policies that lapse, surrender, or otherwise terminate (other than by death or maturity) in the future, or that are placed on a reduced paid-up or extended term non-forfeiture status in the future, shall receive a surrender dividend in the amount of the sum of the Standard Enhancement and the Additional Enhancement (if any) for the Policy (calculated pursuant to Sections III.B.2 and III.B.3 below). Eligible Holders of all such Policies shall receive the Standard Enhancement. Eligible Holders of In-Force Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies shall receive both the Standard Enhancement and the Additional Enhancement.

                  2. Standard Enhancements. The percentage of the Policy's Cash Value at the time of termination or placement on non-forfeiture status (as enhanced by any Additional Enhancement) constituting the Standard Enhancement shall be as follows:

Policy Type                                          Percentage Enhancement
-----------                                          ----------------------
Industrial Weekly                                    12.5%
Other Industrial Monthly Substandard                 12.5%
Industrial Monthly Standard                          5%
Other Ordinary Substandard                           15%

                  3. Additional Enhancements. For In-Force Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies, the Additional Enhancement to the Policy's Cash Value at the time of termination or placement on non-forfeiture status shall be calculated, on a Policy-by-Policy basis, based upon the ratios in Exhibit L hereto. Such Additional Enhancement is designed to provide In-Force Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies with the benefit of the Company's 1963 equalization of Industrial Weekly Substandard policy non-forfeiture values.

                  4. Application of Surrender Dividends to Non-Forfeiture Policies. For those Policies that are placed on non-forfeiture status after the commencement of the Implementation Period, the surrender dividend (composed of the Standard Enhancement plus, where applicable, the Additional Enhancement) shall be provided in the following form:

                           a.       For Policies placed on an extended term
insurance non-forfeiture status, the surrender dividend shall be added to the Policy's total cash value for the purpose of calculating the duration of non-forfeiture benefits provided by the Policy and the amount of cash value available in the event the Policy is later surrendered for its cash value.

                           b.       For Policies placed on a reduced paid-up
non-forfeiture status, the surrender dividend shall be provided for the Policy at the time the Policy pays a death benefit or is surrendered for its cash value.

                  5. In-Force 1920-1929 Intermediate Policies. Eligible Holders of In-Force 1920-1929 Intermediate Policies shall be provided the Enhanced Future Termination/Non-Forfeiture Benefit in the form of an increase, at the commencement of the Implementation Date, of 9% to the Policy's Face Amount and associated Cash Value.

                  6. Policy Application File Review Obligation. Starting on the Final Settlement Date, the Company shall review the Application File (to the extent it has not already reviewed the Application File in connection with this Agreement) of any life insurance policy that terminates and is presented for payment of cash surrender benefits, and that may be a Policy eligible for the Enhanced Future Termination/Non-Forfeiture

Benefit depending on the race of the insured. If, for any such policy, the Company's review discloses that the insured's race was listed in the Application File as other than Caucasian, then the Holders of such Policy shall be deemed Eligible Holders and the Enhanced Future Termination/Non-Forfeiture Benefit for the Policy shall be provided.

         C.       THE ENHANCED ADDITIONAL INSURANCE BENEFIT

                  1. Eligible Holders of In-Force 1920-1929 Intermediate Policies and In-Force 1930-1935 Ordinary Substandard Policies shall receive at the commencement of the Implementation Period an increase in the Policy's amount of insurance coverage in the form of Additional Insurance.

                  2. For Eligible Holders of In-Force 1920-1929 Intermediate Policies, the amount of Additional Insurance comprising the Enhanced Additional Insurance Benefit shall equal 35 percent of the Face Amount of the Policy as of the Eligibility Date; provided however, that for any such Policy on a non-forfeiture status as of the Eligibility Date, the Face Amount of the Policy shall be increased by 35 percent. The Enhanced Additional Insurance Benefit shall be provided in addition to the Enhanced Future Death/Maturity Benefit and the Enhanced Future Termination/Non-Forfeiture Benefit for which the Policy is eligible.

                  3. For Eligible Holders of In-Force 1930-1935 Ordinary Substandard Policies, the amount of Additional Insurance comprising the Enhanced Additional Insurance Benefit shall equal 15 percent of the Face Amount of the Policy as of the Eligibility Date; provided however, that for any such Policy on a non-forfeiture status as of the Eligibility Date, the Face Amount of the Policy shall be increased by 15 percent.

         D.       THE CASH PAYMENT OPTION

                  1. Eligible Holders of any In-Force Policy may, instead of receiving the Enhanced Future Death/Maturity Benefit, the Enhanced Future Termination/Non-Forfeiture Benefit or the Enhanced Additional Insurance Benefit, elect to receive a cash payment from the Company in an amount equal to the cost for the Policy's settlement benefits pursuant to column 4 of the table in
Section I of Exhibit M hereto.

                  2. Starting at the commencement of the Implementation Period and ending no later than 30 days thereafter, the Company shall mail the Cash Payment Option Election Letter, substantially in the form attached hereto as Exhibit J, to each Eligible Holder associated with an In-Force Policy at the address indicated on a Claim Form for the Policy, or at the last-known address for the Eligible Holder if no Claim Form is submitted for the Policy. The Cash Payment Option Election Letter shall indicate both (i) the dollar amounts of the Enhanced Future Death/Maturity Benefit, the Enhanced Future Termination/Non-Forfeiture Benefit and the Enhanced Additional Insurance Benefit (if any) for the Policy, together with a general description of those forms of benefits and (ii) the dollar amount that is payable in the alternative under the Cash Payment Option. The Cash Payment Option Election Letter shall contain a tear-off form that allows the Eligible Holder to request the Cash Payment Option.

                  3.       To exercise the Cash Payment Option described in this
Section III.D, the Eligible Holder(s) of the Policy must elect the cash payment by either (i) contacting the Administrator at the Toll-Free Number within 30 days after the date of the Cash Payment Option Election Letter for the Policy or
(ii) completing and returning the form
included with the Cash Payment Option Election Letter (which form must be postmarked no later than 30 days after the date of the Cash Payment Option Election Letter).

                  4. Eligible Holders who timely elect the Cash Payment Option shall be provided their cash payments within 60 days of the date of the Cash Payment Option Election Letter.

         E.       THE PROSPECTIVE COMMITMENT

                  1. The Company commits under this Agreement that, starting at the commencement of the Implementation Period, any future non-guaranteed policy elements that may be provided to Holders of 1930-1935 Ordinary Substandard Policies shall utilize the mortality assumptions and factors utilized for the corresponding standard policy plan or form issued in the same year to insure persons of the same issue age in the same risk classification, and with the same Face Amount as the Policy (as enhanced by the Enhanced Additional Insurance Benefit).

                  2. The Company commits under this Agreement that, starting at the commencement of the Implementation Period, any future non-guaranteed policy elements that may be provided to Holders of 1920-1929 Intermediate Policies shall utilize the mortality assumptions and factors utilized for the standard risk classification in the corresponding policy plan or form issued in the same year to insure persons of the same issue age, and with the same Face Amount as the Policy (as enhanced by the Enhanced Future Death/Maturity Benefit and the Enhanced Additional Insurance Benefit).

IV.      RELIEF FOR DEATH/MATURITY POLICIES:
         THE ENHANCED PAST DEATH/MATURITY BENEFIT

         Eligible Holders of Death/Maturity Industrial Weekly Policies, Death/Maturity Industrial Monthly Policies, Death/Maturity Ordinary Substandard Policies and Death/Maturity 1920-1929 Intermediate Policies shall receive a cash payment equal to the amount that is the sum of the Standard Enhancement and the Additional Enhancement (if any) for the Policy (calculated pursuant to Sections IV.A and IV.B below). Eligible Holders of all such Policies shall receive the Standard Enhancement. Eligible Holders of Pre-1948 Industrial Weekly Substandard Death/Maturity Policies, Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies and 1927-1929 Industrial Monthly Substandard Policies shall receive both the Standard Enhancement and the Additional Enhancement. Such cash payment shall be provided via the Post-Settlement Mailing, as further described in
Section XI.D below.

         A.       STANDARD ENHANCEMENTS

                  1. For Death/Maturity Industrial Weekly Policies and Death/Maturity Other Industrial Monthly Substandard Policies, the Standard Enhancement (if any) shall equal 12.5 percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity (as enhanced by any Additional Enhancement).

                  2. For Death/Maturity Industrial Monthly Standard Policies and 1927-1929 Industrial Monthly Substandard Policies, the Standard Enhancement shall equal 5 percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity (as enhanced by any Additional Enhancement).

                  3. For Death/Maturity Other Ordinary Substandard Policies, the Standard Enhancement shall equal 15 percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity.

                  4. For Death/Maturity 1930-1935 Ordinary Substandard Policies, the Standard Enhancement shall equal 15 percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity, multiplied by the Early Termination Adjustment, accumulated with Interest; provided however, that the Early Termination Adjustment shall not apply to any such Policy that paid a death or maturity benefit while providing reduced paid-up insurance coverage under a contractual non-forfeiture provision.

                  5. For Death/Maturity 1920-1929 Intermediate Policies, the Standard Enhancement shall equal the sum of (i) 35 percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity, multiplied by the Early Termination Adjustment, accumulated with Interest; and
(ii) 9 percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity, accumulated with Interest; provided however, that the Early Termination Adjustment shall not apply to any such Policy that paid a death or maturity benefit while providing reduced paid-up insurance coverage under a contractual non-forfeiture provision.

         B.       ADDITIONAL ENHANCEMENTS

                  1. For Pre-1948 Industrial Weekly Substandard Death/Maturity Policies and Death/Maturity Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies, the Additional Enhancement shall equal the enhancement calculated for the particular Policy using the ratios set forth in Exhibit L hereto, accumulated with Interest. Such Additional Enhancement shall be designed to provide these Policies with the benefit of the Company's 1948 and 1963 equalizations of Industrial Weekly Substandard policy amounts of insurance and non-forfeiture values.

                  2. For Death/Maturity 1927-1929 Industrial Monthly Substandard Policies, the Additional Enhancement shall equal 13 percent (for 25-Year Endowment Policies) or 36 percent (for Endowment at 75 Policies) of the Policy's Face Amount at the time of the insured's death or the Policy's maturity, accumulated with Interest.

V.       BENEFITS FOR TERMINATED POLICIES

         A.       THE ENHANCED PAST TERMINATION BENEFIT

                  1. Eligible Holders of Terminated Pre-1963 Industrial Weekly Substandard Terminated/Non-Forfeiture Policies, Terminated 1927-1929 Industrial Monthly Substandard Policies, Terminated 1930-1935 Ordinary Substandard Policies and Terminated 1920-1929 Intermediate Policies shall receive a cash payment equal to the amount calculated for the Policy pursuant to Sections V.A.2 through V.A.5 below. Such cash payment shall be provided via the Post-Settlement Mailing, as further described in Section XI.D below.

                  2. For Terminated Pre-1963 Industrial Weekly Substandard Terminated/Non-Forfeiture Policies, the cash payment shall equal the enhancement calculated for the particular Policy calculated using the ratios in Exhibit L hereto, accumulated with Interest. Such payment shall be designed to provide Terminated Pre-1963 Industrial Weekly Substandard Terminated/Non-Forfeiture Policies with the benefit of the Company's 1963 equalization of Industrial Weekly Substandard policy non-forfeiture values.

                  3. For Terminated 1930-1935 Ordinary Substandard Policies, the cash payment shall equal 15 percent of the Cash Value of the Policy at the time of termination, accumulated with Interest.

                  4. For Terminated 1920-1929 Intermediate Policies, the cash payment shall equal the 44 percent of the Cash Value of the Policy at the time of termination, accumulated with Interest.

                  5. For Terminated 1927-1929 Industrial Monthly Substandard Policies, the cash payment shall equal 13 percent (for 25-Year Endowment Policies) or 36 percent (for Endowment at 75 Policies) of the Cash Value of the Policy at the time of termination, accumulated with Interest.

         B.       THE SETTLEMENT DEATH BENEFIT

                  1. Eligible Holders of Terminated Industrial Weekly Policies, Terminated Industrial Monthly Policies and Terminated Other Ordinary Substandard Policies shall be entitled to the Settlement Death Benefit ("SDB"). Subject to Section V.B.7 below, the SDB shall commence on the Final Settlement Date.

                  2. For each such Policy making the Class Member eligible for relief, the SDB shall provide a payment to the Recipient, upon the Company's receipt of due proof of death of the Covered Person within the 5 years following the Final Settlement Date, of an amount that is a percentage of the Face Amount of the Policy at the time of termination (as enhanced by any Additional Enhancement).

                  3. For Terminated Industrial Weekly Policies and Terminated Other Industrial Monthly Substandard Policies, the percentage of the Face Amount of the Policy at the time of termination that is payable under the SDB shall be 15.5 percent; provided however, that for Terminated Industrial Weekly Policies that are eligible for the Enhanced Past Termination Benefit, and for the sole purpose of calculating the percentage of the Face Amount at termination payable under the SDB, the Face Amount shall be increased by the ratio for the Policy provided in Exhibit L.

                  4. For Terminated Industrial Monthly Standard Policies and Terminated 1927-1929 Industrial Monthly Substandard Policies, the percentage of the Face Amount of the Policy at the time of termination that is payable under the SDB shall be 8 percent; provided however, that for Terminated 1927-1929 Industrial Monthly Substandard Policies, and for the sole purpose of calculating the percentage of the Face Amount at termination payable under the SDB, the Face Amount shall be increased by 13 percent (for 25-Year Endowment Policies) or 36 percent (for Endowment at 75 Policies) to reflect the Enhanced Past Termination Benefit provided for the Policy.

                  5. For Terminated Other Ordinary Substandard Policies, the percentage of the Face Amount of the Policy at the time of termination that is payable under the SDB shall be 18 percent.

                  6. At any time prior to the expiration of the SDB or the death of the Covered Person, the Class Member may designate an Alternate Recipient by completing and returning the portion of the SDB Certificate that is designated for that purpose, as shown in Exhibit H hereto, or by submitting such designation to the Administrator's Internet Web site while it is operational.

                  7. If the insured under the Policy creating eligibility for the SDB is deceased as of the Final Settlement Date, then the Class Member or his or her estate must designate a member of the Class Member's Affinity Group as an Alternate Covered Person for purposes of the SDB, either (a) by completing and returning the portion of the SDB Certificate that is designated for that purpose, as shown in Exhibit H hereto, postmarked within 30 days after the commencement of the Implementation Period; or (b) by submitting such designation to the Administrator's Internet Web site (while it is operational) within 30 days after the commencement of the Implementation Period. SDB coverage for the Alternate Covered Person shall commence five days after the date of the postmark of, or submission to the Administrator's Internet Web site of, the Class Member's designation of the Alternate Covered Person.

                  8. Starting at the commencement of the Implementation Period, the Company shall mail an SDB Certificate, substantially in the form attached hereto as Exhibit H, to each Eligible Holder entitled to the SDB. The SDB Certificate shall include a form for designation of an Alternate Covered Person and an Alternate Recipient.

                  9. Research Initiative Regarding Terminated Policies Eligible for the SDB. One year following the end of the Implementation Period, and annually thereafter until all SDBs provided by this Agreement are no longer in force, Metropolitan Life shall retain the services of a national information service bureau (such as TRW, Equifax, or COMSERV, Inc.), subject to the approval of Lead Counsel, for the purpose of determining, based on the social security numbers of the Covered Persons for all remaining in-force SDBs that are available to the Company on its electronic records or obtained through Claim Forms submitted by Class Members, whether any Covered Person covered by an SDB has died within the coverage period. If (a) the foregoing research reveals that any such Covered Person has died, and (b) the Company, using its best efforts, is able to contact the Recipient, and (c) the Recipient qualifies for payment of the SDB, then the Recipient shall be eligible to receive the payment under the SDB.

VI.      MET SERIES ENHANCEMENT

         A. Covered Met Series Policies that are eligible to receive other benefits pursuant to this Settlement Agreement shall receive an enhancement of an additional three percent to the percentages used to calculate the benefits to be provided by Sections III through V above.

         B. Covered Met Series Policies that are eligible for no other benefits under this Settlement Agreement shall receive the following at the commencement of the Implementation Period:

                  1. For In-Force Policies, either (a) an Enhanced Future Death/Maturity Benefit of three percent of the Face Amount of the Policy at the time of death or maturity; or (b) an Enhanced Future Termination/Non-Forfeiture Benefit of three percent of the Cash Value of the Policy at the time of termination or placement on non-forfeiture status. Such Policies shall also be eligible for the Cash Payment Option described in Section III.D above.

                  2. For Death/Maturity Policies, a cash payment equal to three percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity.

                  3.       For Terminated Policies, an SDB (as described in
Section V.B. above) with an amount of coverage of three percent of the Policy's Face Amount at the time of termination.

VII.     UNCLAIMED BENEFITS RELIEF

         A. For all Database Policies and Policies for which a Claim Form has been timely submitted, and for which a death claim was paid in the period from August 19, 1995 through the Claim-In Date, the Company shall conduct a search for other Metropolitan life insurance policies that also insured the person insured under the Policy in an effort to provide any death or maturity benefits due under any other such policies, as follows:

                  1. Within 30 days of the Claim-In Date, the Company shall perform a comprehensive search, using the Company's electronic policy databases and the protocols attached hereto as Exhibit C, to determine whether any other Metropolitan life insurance policy or policies on those databases insured the life of the deceased insured under the Policy.

                   2. If the Company's search reveals that the deceased insured was covered by any other Metropolitan Life insurance policy that, at the time of the death of the insured, was providing life insurance coverage (including without limitation pursuant to a contractual non-forfeiture option), and with respect to which a death benefit was not paid, the Company shall use its best efforts to notify the beneficiary or beneficiaries of the life insurance policy and pay any death benefits due, plus any statutorily required interest, regardless of whether such benefits have already escheated to a state governmental authority.

                  3. If the Company's search reveals that the deceased insured was covered by any other Metropolitan Life insurance policy that, at the time it reached maturity, was premium-paying, fully paid-up or providing insurance coverage pursuant to a contractual non-forfeiture provision, and with respect to which maturity benefits became payable but have not been paid, the Company shall use its best efforts to notify the person or entity to whom the policy's maturity benefits were payable (or, if such a person is deceased, his or her estate) and pay the maturity benefits due, plus any statutorily required interest, regardless of whether such benefits have already escheated to a state governmental authority.

                  4. In addition, if the Company's search reveals that the deceased insured was covered under any other Metropolitan Life insurance policy that was also a Policy, then the Policy shall be eligible for the settlement benefits provided for the Policy under this Settlement Agreement.

         B. For all Policies for which a death claim is paid after the Claim-In Date, the Company shall conduct a search for other Metropolitan Life insurance policies that also insured the life of the person insured under the Policy in an effort to provide any death or maturity benefits due under any other such policies, as follows:

                  1. At the time the death claim is made under the Policy, the Company shall perform a comprehensive search, using its electronic policy databases and the protocols attached hereto as Exhibit C, to determine whether any other Metropolitan Life insurance policy or policies on those databases insured the life of the deceased insured under the Policy.

                  2. If the Company's search reveals that the deceased insured was covered by any other Metropolitan Life insurance policy that, at the time of the death of the insured, was providing life insurance coverage (including without limitation pursuant to a contractual non-forfeiture option), the Company shall use its best efforts to pay the death benefits due under the life insurance policy, regardless of whether such benefits have already escheated to a state governmental authority.

                  3. If the Company's search reveals that the deceased insured was covered by any other Metropolitan Life insurance policy that, at the time it reached maturity, was premium-paying, fully paid-up or providing insurance coverage pursuant to a contractual non-forfeiture provision, and with respect to which maturity benefits became payable but have not been paid, the Company shall use its best efforts to notify the person or entity to whom the policy's maturity benefits were payable (or, if such a person is deceased, his or her estate) and pay the maturity benefits due, plus any statutorily required interest, regardless of whether such benefits have already escheated to a state governmental authority.

                  4. In addition, if the Company's search reveals that the deceased insured was covered under any other Metropolitan Life insurance policy that was also a Policy, then the Policy shall be eligible for the settlement benefits provided for the Policy under this Settlement Agreement.

         C. Starting at the commencement of the Implementation Period, the Company shall search its electronic records that reflect prior escheatments of life insurance policy benefits to state governmental authorities, using the protocols attached hereto as Exhibit C, in an effort to identify other life insurance policies insuring the lives of the persons insured under the Policies. If this search identifies any such other life insurance policies for which death or maturity benefits have previously become payable, but which benefits have been escheated to a state governmental authority, the Company shall use its best efforts to notify the person or entity to whom the policy's death or maturity benefits were payable (or, if such a person is deceased, his or her estate) and pay the death or maturity benefits due, plus any statutorily required interest.

VIII.    COMPANY CERTIFICATION OF RELIEF

         A. On a date that is not later than six months following the first anniversary of the end of the Implementation Period, the Company, through one of its officers who is a member in good standing of the American Academy of Actuaries, shall provide to Lead Counsel a written certification specifying the actual cost to the Company, determined in accordance with Exhibit M hereto, of the benefits that have been provided to Class Members pursuant to this Agreement in the first year following the commencement of the Implementation Period.

         B. Such summary shall detail the costs of benefits provided to Class Members by each type of benefit provided under this Agreement and shall describe the relevant supporting information on which the summary is based. In addition, the certification shall contain a signed statement of the actuary affirming that the actuary has reviewed the relevant supporting information for the summary, that the actuary has authority to make the certification on behalf of the Company, and that the summary is accurate to the best of the actuary's knowledge and belief. Upon request of Lead Counsel, the Company shall provide with the supporting information on which the cost summary is based.

IX.      RELIEF QUALIFICATIONS

         A. Holders of In-Force Database Policies shall automatically be Eligible Holders.

         B. Holders of In-Force Policies that are not Database Policies shall become Eligible Holders if:

                  1. All documents in the Policy's Application File that state the insured's race do not unanimously indicate the race of the insured as Caucasian, and

                  2.       One of the following conditions applies:

                           a.       A Claim Form identifying the insured,
identifying the race of the insured under the Policy as non-Caucasian and providing Identifying Information for the Policy has been submitted postmarked by the Claim-In Date or

                           b.       The Company's review under Section III.A.5,
Section III.A.6 or Section III.B.6 above discloses that the race of the insured under the Policy is identified as non-Caucasian in the certificate of death for the insured or in any part of the Policy's Application File.

         C. Holders of Death/Maturity and Terminated Database Policies for which the Company paid a death benefit within the seven years preceding the Eligibility Date, or for which the Company paid a maturity, endowment or cash surrender benefit on or after

January 1, 1989, shall automatically be Eligible Holders, subject to the following terms and conditions:

                  1. The Company shall conduct research (using the National Change of Address database and ChoicePoint) to update the address of the payee of the Policy's contractual benefits listed in the Company's records or in a Claim Form submitted for the Policy.

                  2. For those Policies for which the payee's address is updated or confirmed through the research in Section X.C.1 above, starting at the commencement of the Implementation Period, the Company shall mail any benefit payments due under this Agreement to the payee (or, if there are multiple payees, to each payee in proportion to the relative amounts of benefits to which each is entitled under the Policy); provided however, that if the Company's records indicate that the payee of the Policy is an Excluded Entity, then the provisions of Section IX.D below shall apply.

                  3. For those Policies for which the payee's address cannot be updated or confirmed through the research in Section IX.C.1 above, 30 days after the Claim-In Date, the Company shall mail the Confirmatory Letter, substantially in the form attached hereto as Exhibit K, to the payee of the Policy's contractual benefits at the payee's last-known address on the Company's records.

                           a.       If the Company receives an updated address
or confirmation of the address from the payee, either in a writing postmarked within 30 days of the mailing of such Confirmatory Letter, or by telephone or e-mail within such period, then starting at the commencement of the Implementation Period, the Company shall mail any benefit payments due under this Agreement to the payee at the updated or confirmed address.

                           b.       If the Company does not receive an updated
address or confirmation of the address from the payee in the manner and within the times specified in Section IX.C.3.a above, then the settlement benefits otherwise payable to the payee shall increase the benefits that otherwise would be provided to Eligible Holders, on a proportionate basis based on the cost of each Policy's benefits (calculated in accordance with Exhibit M hereto).

                  4. If the Company's records indicate that the payee of the Policy is an Excluded Entity, then this Section IX.C shall not apply and the provisions of Section IX.D below shall apply.

         D. If the Company's records indicate that the payee of the Policy is an Excluded Entity, then the Company shall provide the Policy's benefits under this Agreement to the Policy's contractual beneficiary at his or her last-known address on the Company's records. If there is no available contractual beneficiary for the Policy, then the Company shall provide the Policy's benefits under this Agreement as specified in Sections II.B through II.F above.

         E. Holders of all Death/Maturity Policies and Terminated Policies except those described in Sections X.C through X.D above shall become Eligible Holders only by submitting a Claim Form postmarked no later than the Claim-In Date that (i) identifies the insured under the Policy, (ii) identifies the race of the insured under the Policy as non-Caucasian and (iii) provides Identifying Information for the Policy; provided however, that no Holder of a Policy shall be an Eligible Holder if all documents in the Policy's Application File that state the race of the person insured under the Policy indicate unanimously that the insured's race is Caucasian.

         F. The Administrator shall assist with the completion of Claim Forms as follows:

                  1. The toll-free telephone number established by the Administrator shall permit persons seeking to obtain a Class Notice Package to provide their names, telephone numbers, addresses and policy numbers.

                  2. The Administrator shall establish an Internet Web site that, in addition to providing notice of the proposed settlement, facilitates the electronic submission of Claim Form information. If any person or entity supplies Claim Form information electronically over the Administrator's Web site, then to the extent practicable, the Administrator shall provide such person or entity with a Claim Form that includes the information that has been electronically submitted, together with a pre-addressed and postage pre-paid envelope for return of the Claim Form to the Administrator; provided however, that no Claim Form shall be valid unless it is completed, signed and returned postmarked by the Claim-In Date.

         G. Wherever a Claim Form is required by this Settlement Agreement, the Company shall not be obligated to provide settlement benefits to any person or entity who does not submit a Claim Form and other Identifying Information sufficient to permit the Company to confirm that the person or entity is entitled to settlement benefits, subject to the following conditions:

                  1. The Company shall use each substantially completed Claim Form that is submitted by any person or entity on or before the Claim-In Date to search its electronic databases and paper records in an effort to identify each life insurance policy referenced in the Claim Form and determine whether (a) such policy is a Policy and (b) the person or entity who submitted the Claim Form is an Eligible Holder or is otherwise eligible for settlement benefits under this Agreement.

                  2. If the Company's search locates any life insurance policy referenced in the Claim Form but confirms that such policy is not a Policy, then as soon as is practicable, but in no event later than 60 days after the Claim-In Date, the Company shall notify in writing the person or entity who submitted the Claim Form, via first-class mail to the person's or entity's address on the Claim Form, (a) of each life insurance policy referenced in the Claim Form that is not a Policy, (b) of the reasons why each such policy is not a Policy, (c) that no settlement benefits will be provided for each such policy, and (d) that the person or entity may raise any questions within 30 days of the Company's notification. Absent such a written notification by the Company within 60 days of the Claim-In Date, any life insurance policy identified in the Claim Form shall be deemed a Policy and shall receive the settlement benefits to which it is entitled under this Agreement.

                  3. If the Company's search does not locate a life insurance policy referenced in the Claim Form, then:

                           a.       As soon as is practicable, but in no event
later than 30 days after the Claim-In Date, the Company shall request additional Identifying Information from the person or entity who submitted the Claim Form.

                           b.       For any such person or entity who supplies
additional Identifying Information postmarked within 30 days of the Company's request, the Company shall use the additional Identifying Information to search its electronic databases and paper records in an effort to identify the life insurance policy referenced in the Claim Form and determine whether such policy is a Policy.

                           c.       As soon as is practicable, but in no event
later than 120 days after the Claim-In Date, the Company shall notify in writing, via first-class mail to the person's or entity's address in the Claim Form, each person or entity that has submitted a Claim Form and other Identifying Information to whom the Company determines not to provide settlement benefits, either (i) because the Company's searches have not located each life insurance policy referenced in the Claim Form or (ii) because the Company has located any life insurance policy referenced in the Claim Form but has confirmed that such policy is not a Policy (in which case the Company's written notification shall include the matters set forth in Section IX.G.2 above).

                  4. If any notified person or entity objects in writing to the Company's determination in a writing postmarked within 30 days of the date of a Company notification under Section IX.G.2 or Section IX.G.3 above, then:

                           a.       The Company and Lead Counsel shall confer in
good faith to resolve any disagreement concerning the person's or entity's eligibility for settlement benefits.

                           b.       If the Company and Lead Counsel are unable
to resolve any such disagreement within 15 days of receipt of the person or entity's written objection, then the Company and Lead Counsel shall submit their disagreement to the Neutral, who shall determine whether the person or entity is entitled to settlement benefits.

                           c.       The Neutral's determinations under this
Section X.G.4 shall be made within 30 days of the submission of the dispute by the Company and Lead Counsel, but in no event later than the Claim-Resolution Date.

                           d.       The determinations of the Neutral shall be
final and binding on the Company, Lead Counsel and the person or entity in question.

         H. If, in the course of searching for any life insurance policy identified in a Claim Form or by other Identifying Information, the Company determines that the life insurance policy is a Policy and that the Company's records for the Policy list the numbers of other life insurance policies covering the life of the insured under the Policy, then the Company shall attempt to determine whether the other policies referenced are also Policies and provide any settlement benefits for which the Policies are eligible under this Agreement.

X.       MINIMUM/MAXIMUM COST OF BENEFITS

         A. After the deadline under this Agreement for submission of all Claim Forms has expired, and no later than the commencement of the Implementation Period, the Company shall compute the total anticipated cost to the Company of all settlement benefits to be provided to the Class, using the factors and assumptions set forth in Exhibit M hereto.

                  1. If the computation in this Section X.A results in a total cost to the Company of all anticipated settlement benefits that is less than $52 million, then all benefits that otherwise would be provided to Eligible Holders and other eligible persons and entities shall be increased, on a proportionate basis based on the cost of each Policy's benefits (calculated in accordance with Exhibit M hereto), so that the total cost of all anticipated settlement benefits pursuant to the factors and assumptions set forth in Exhibit M hereto equals $52 million.

                  2. If the computation in this Section X.A results in a total cost to the Company of all anticipated settlement benefits in excess of $90 million, then all benefits that otherwise would be provided to Eligible Holders and other eligible persons and entities shall be reduced, on a proportionate basis based on the cost of each Policy's benefits (calculated in accordance with Exhibit M hereto), so that the total cost of all anticipated settlement benefits pursuant to the factors and assumptions set forth in Exhibit M hereto equals $90 million.

         B. Within 30 days after the commencement of the Implementation Period, the Company shall make a charitable contribution to the United Negro College Fund, Inc. for scholarship purposes in the amount of $5 million; provided however, that such amount shall be reduced by the excess, if any, of the total cost to the Company of all anticipated settlement benefits (calculated in accordance with Section X.A above) over $85 million.

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         C.       No later than 85 days prior to the commencement of the
Implementation Period, the Company may propose to Lead Counsel increases in one or more of the percentages listed in column 3 of the table in Section II of Exhibit M hereto that, for aggregate cost-calculation purposes, are to be applied to certain types of In-Force life insurance policies for which no Claim Form has been submitted and for which the insured's race is not reflected on the Company's electronic records (referred to in Exhibit M as policies "Subject to Race Adjustment"). Each such proposed increase by the Company shall be subject to review by Lead Counsel, as follows:

                  1. With its proposal, the Company shall provide Lead Counsel with the statistical analysis and all data, assumptions and calculations supporting its proposed increase.

                  2. Lead Counsel shall have 30 days from their receipt of any proposed percentage increase from the Company to request additional information and express any objection thereto.

                  3. The Parties shall attempt to resolve any objections raised by Lead Counsel through good-faith negotiations.

                  4. Any differences between the Parties that are not resolved by good-faith negotiation within 10 days of Lead Counsel's objection shall be submitted to a third-party actuary chosen jointly by the Parties, who shall determine whether the Company's proposed increase is necessary to accurately estimate the percentage of non-Caucasian insureds under life insurance policies that are Subject to Race Adjustment, consistent with generally accepted statistical principles. The third-party actuary shall render his or

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her decision within 15 days of submission of the dispute. The third-party actuary's decision shall be final and binding on the Parties.

         D. Notwithstanding any other provision of this Settlement Agreement, if any settlement payment or benefit that would otherwise be provided in the aggregate for a Policy under this Settlement Agreement (other than any Enhanced Future Termination Benefit that may be payable based upon the expiry of a Policy's term insurance coverage) is less than $10, then such payment or benefit shall be increased to $10; provided however, that in the event a Policy is eligible for benefits under both Section V.A. and V.B above, then the payment under Section V.A and the payment to the Recipient under V.B each shall equal at least $10; and provided however, that the $10 amount shall be reduced as necessary pursuant to Sections X.A.2 above; and provided however, that in making the calculations set forth in Section X.A.1 above, the total cost of the payment or benefit that otherwise would have been made shall be calculated as the cost of providing a payment or benefit of $10.

XI.      NOTICE TO CLASS MEMBERS AND COMMUNICATIONS WITH CLASS MEMBERS AND
         POLICYOWNERS

         A.       Class Notice Package

                  1. Subject to the requirements of the Hearing Order and no later than 85 days before the Fairness Hearing, the Company shall send a Class Notice Package by first-class mail, postage prepaid, to the last known address available on the Company's electronic records of each Class Member who is a Holder of a Database Policy (as updated pursuant to Section XI.A.5 below), and in cases where the Company is aware of

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pending litigation by the Class Member against the Defendant relating to any matter proposed to be released by this Agreement, also to all legal counsel known to represent the Class Member. The Company will pay for the costs associated with producing and mailing the Class Notice Package.

                  2. The form and content of the Class Notice Package shall be agreed to by the parties and shall be substantially in the form attached hereto as Exhibit A. Each Class Notice Package shall contain a Class Notice and, in the case of Database Policies, a Statement of Benefits. In addition, the Class Notice Package shall contain a Claim Form and a pre-addressed and postage pre-paid envelope for return of the Claim Form to the Administrator.

                  3.       The Class Notice

                           a.       The Class Notice shall, at a minimum,

                                    (i)      describe who is in the Class;

                                    (ii)     contain a short, plain description
                                             of the background of the Action,
                                             the Class and the proposed
                                             settlement;

                                    (iii)    generally describe the proposed
                                             benefits outlined above in Sections
                                             III through VII above;

                                    (iv)     explain how to secure settlement
                                             benefits, including how to submit a
                                             Claim Form if one is required to
                                             become an Eligible Holder;

                                    (v)      explain that to be excluded from
                                             the Class, a written exclusion
                                             request must be submitted no later
                                             than 40 days before the date of the
                                             Fairness Hearing;

                                    (vi)     state that any one Policy Holder's
                                             request for exclusion will exclude
                                             all Holders of the Policy;

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

                                    (vii)    inform Class Members that, if they
                                             do not exclude themselves from the
                                             Class with respect to a particular
                                             Policy, they will be eligible to
                                             receive one or more forms of relief
                                             under the proposed settlement;

                                    (viii)   state that any Class Member who has
                                             not submitted a written request for
                                             exclusion may, if he or she
                                             desires, object to the proposed
                                             settlement by filing and serving a
                                             written statement of objection no
                                             later than 40 days before the
                                             Fairness Hearing;

                                    (ix)     state that any Class Member who has
                                             filed and served written objections
                                             to the proposed settlement may, if
                                             he or she so requests, enter an
                                             appearance at the Fairness Hearing
                                             either personally or through
                                             counsel by providing the Court and
                                             counsel for the Parties with a
                                             notice of intention to appear;

                                    (x)      explain the impact of accepting or
                                             rejecting the benefits available to
                                             them under the Settlement Agreement
                                             on any existing litigation, claim,
                                             arbitration or other proceeding;

                                    (xi)     state that any judgment entered
                                             with respect to the Settlement
                                             Agreement shall include, and be
                                             binding on, all Class Members who
                                             have not been excluded from the
                                             Class, even if they have objected
                                             to the proposed Settlement
                                             Agreement and even if they have any
                                             other claim, lawsuit or proceeding
                                             pending against the Defendant;

                                    (xii)    provide the terms of the Release;

                                    (xiii)   explain the disposition of unknown
                                             claims; and

                                    (xiv)    state that any relief to Class
                                             Members is contingent on the
                                             Court's final approval of the
                                             proposed settlement.

                           b.       The Class Notice shall conform to all
applicable requirements of the Federal Rules of Civil Procedure, the United States Constitution (including the Due

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Process Clause), the Rules of the Court and any other applicable law, and shall otherwise be in the manner and form agreed upon by the Parties and approved by the Court.

                  4.       The Statement of Benefits

                           a.       The Statement of Benefits will be included
only in the Class Notice Packages of Holders of Database Policies. A Statement of Benefits shall also be provided upon request to any Eligible Holder who submits a Claim Form identifying the number of a Policy for which information is available on the Company's electronic records, or whose policy has been confirmed to be a Policy.

                           b.       The Statement of Benefits shall provide the
Holder of the Policy with a simplified summary of certain information in the Class Notice and also shall inform him or her, to the extent feasible and reflected in the Company's electronic records, of

                                    (i)      the Class Member's name;

                                    (ii)     the policy number of the Policy
                                             making the Class Member eligible
                                             for relief;

                                    (iii)    the status of the Policy as of the
                                             Eligibility Date;

                                    (iv)     the form(s) and, to the extent
                                             practicable, percentages of relief
                                             for which the Class Member may be
                                             eligible; and

                                    (v)      the need, if any, of the Class
                                             Member to submit a Claim Form to
                                             become an Eligible Holder.

                  5.       Address Updating for Holders of Database Policies

                           a.       Prior to the mailing of the Class Notice
Package to Holders of Database Policies described in Section XI.A.1 above, the Company shall conduct

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research to confirm or update the addresses of Holders of Database Policies that are currently available on the Company's electronic databases, as described in this Section XI.A.5.

                           b.       Using its Trilium software, the Company
shall reformat as necessary its address information for Holders of Database Policies that is currently available on the Company's electronic databases so that it is in a form conducive to searching for updated addresses through the National Change of Address Register.

                           c.       Once the Company has taken steps to reformat
its current address information, the Company shall utilize the National Change of Address Register to confirm or update its current electronic addresses for Holders of Database Policies.

                           d.       Once it has taken the above steps, the
Company shall provide its updated electronic address information for Holders of Database Policies to the Administrator, which shall use ChoicePoint to further update such address information to the extent practicable prior to the mailings contemplated by Section XI.A.1 above.

         B.       PUBLICATION NOTICE AND OTHER MEDIA NOTICE

                  1. As soon as is practicable after the Court's entry of the Hearing Order, but no later than 55 days before the Fairness Hearing, the Company will publish on at least one occasion the Publication Notice, in a form substantially similar to that attached as Exhibit B and in the newspapers agreed to by Lead Counsel and the Company. The Company shall pay all of the costs associated with the Publication Notice.

                  2. The Parties shall retain a media consultant to advise the Parties concerning the methods for providing the best notice practicable to the Class. Based on

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

the media consultant's recommendations, the Company shall arrange to provide notice to the Class through such media, and in such form and frequency, as to which the Parties shall agree. Such media may include, without limitation, print media, television, radio, community outreach, and use of the Internet. All such media notification shall be completed as soon as is practicable following the Court's entry of the Hearing Order, but no later than 55 days prior to the Fairness Hearing. The Company shall pay all of the costs associated with the media notification described in this Section XI.B.2.

         C.       REMAILING AND ADDITIONAL NOTICE

         The Company, through the Administrator, shall at its cost remail any notice returned by the Postal Service with a forwarding address that is received by the Administrator at least 50 days before the Fairness Hearing. With respect to Class Notices that are returned without a forwarding address, the Administrator shall immediately provide a copy of any returned notice to an address research firm retained for the purpose of researching updated addresses of Class Members, or conduct such research itself; provided however, that the Company shall not be obligated to duplicate the efforts of an address research firm that undertook a search for the Class Member's address prior to the initial mailing. In addition, the Hearing Order shall provide that any retained address research firm(s) shall provide to the Administrator in connection with each returned notice, as soon as is possible, either an updated address or a statement that, following due research (including, but not limited to, using the National Change of Address Register and Social Security Numbers) it has been unable to obtain an updated address. The Administrator shall remail the notice to any Class Member for whom it obtains or the

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

address research firm provides an updated address, so long as the updated address is obtained by or provided to the Administrator at least 50 days before the Fairness Hearing.

         D.       POST-SETTLEMENT MAILING

         Starting at the commencement of the Implementation Period, the Company shall send a mailing to each person or entity eligible under Sections II.B through II.E above to receive a cash payment under this Settlement Agreement by virtue of the Enhanced Past Death/Maturity Benefit (Section IV above) or the Enhanced Past Termination Benefit (Section V.A above). The mailing shall include a check in the amount of the cash payment for which the Policy is eligible.

         E.       RETENTION OF ADMINISTRATOR

                  1. Upon consultation and approval of Lead Counsel, the Company shall at its cost retain one or more Administrators (including subcontractors) to help implement the terms of the proposed Settlement Agreement.

                           a.       The Administrator(s) may assist with various
administrative tasks, including, without limitation, (i) mailing or arranging for the mailing of the Class Notice to Class Members, (ii) arranging for publication of the Publication Notice, (iii) arranging for or assisting in dissemination of the Publication Notice; (iv) handling returned mail not delivered to Class Members, (v) attempting to obtain updated address information for any Class Notices returned without a forwarding address or an expired forwarding address, (vi) making any additional mailings required under the terms of this Settlement Agreement, (vii) arranging for and staffing a toll-free telephone number to assist the Parties in responding to inquiries from Class Members and others, (viii) assisting Class

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

Members with the completion of Claim Forms under the terms and conditions set forth above in Section IX.F above; (ix) answering written inquiries from Class Members and/or forwarding such inquiries to Lead Counsel or its designee and (subject to Lead Counsel's prior opportunity to make a good-faith determination that the communication is privileged and may not be so forwarded) to the Company or its designee, (x) receiving and maintaining on behalf of the Court any Class Member correspondence regarding requests for exclusion and objections to the settlement, (xi) establishing and administering a Web site with information on the settlement and the ability to submit Claim Form data; and (xii) otherwise assisting the Company with administration of the Settlement Agreement. The Company will pay the reasonable fees and expenses of the Administrator(s), as well as any other fees and expenses incurred in performing all of the tasks described in this Section XI.E.1.a.

                           b.       Lead Counsel and/or its designee, and the
Company and/or its designee, shall be entitled to observe and monitor the performance of the Administrator to assure compliance with the Settlement Agreement.

                           c.       The contract between the Company and the
Administrator shall obligate the Administrator to abide by the following performance standards:

                                    (i)      The Administrator shall accurately
and neutrally describe, and shall train and instruct its employees and agents to accurately and objectively describe, the provisions of this Settlement Agreement in communications with Class Members;

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

                                    (ii)     The Administrator shall provide
prompt, accurate and neutral responses to inquiries from Lead Counsel or its designee, Defendant and/or Defendant's Counsel.

                                    (iii)    If, in the course of any
communication with a Class Member, the Class Member requests that the Administrator and/or its agent or employee refer the communication to Plaintiffs' Counsel or the Company (for non-settlement and policy administration questions only) or it appears that such a referral will assist the Class Member, then the Administrator and/or its agent or employee shall promptly fulfill such request.

                                    (iv)     If, in the course of any
communication with a Class Member, an agent or employee of the Administrator reasonably concludes that the Class Member is not satisfied with the information and/or assistance provided, then the agent or employee shall promptly refer the Class Member's communication to a supervisor on duty, a representative of the Company, and Lead Counsel or its designee.

                           d.       If the Administrator makes a material or
fraudulent misrepresentation to, or fraudulently conceals requested material information from a Class Member, Lead Counsel, Defendant or Defendant's Counsel, then the Party to whom the misrepresentation is made (or, in the case of a concealment, the requestor of the information) shall have the right to demand that the Administrator immediately be replaced; provided however, that in the case of a misrepresentation or concealment involving a Class Member, Lead Counsel shall have the right to make such demand. If the Administrator fails to perform adequately on behalf of the Company and the Class,

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

the Parties can agree to remove the Administrator. All disputes regarding the retention or dismissal of the Administrator shall be resolved by the Court.

                  2. The Company and Lead Counsel will establish a settlement administration center for the purpose of facilitating and providing information to Class Members regarding the settlement and their rights under it. The settlement administration center shall include, among other things, a telephone bank with a toll-free telephone number for responding to inquiries from Class Members and others about the proposed settlement and any issues related to the Settlement Agreement or the Action. The Administrator shall direct all callers with general product questions, product status requests, or complaints unrelated to the settlement of the Action to call the Company's toll-free customer service number.

                           a.       The settlement administration center shall
commence operations beginning no later than the day after the first Class Notice Package is mailed and ending on a date to be agreed to by the Parties.

                           b.       The Administrator, with the participation of
Lead Counsel and the Company and its counsel, will be responsible for (i) staffing the telephone bank with telephone representatives, (ii) educating the telephone representatives about the general background of the Action, the product concepts relevant to the proposed settlement, the notice, terms and chronology of the proposed Settlement Agreement, (iii) training the telephone representatives to explain to Class Members the benefits available to them under the Settlement Agreement, including that the telephone representatives shall be instructed to advise all eligible Class Members who call the telephone bank of their need,

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

if any, to complete and return a Claim Form to become Eligible Holders, (iv) training the telephone representatives to answer inquiries from Class Members and others, (v) providing scripts and model questions and answers for the telephone representatives to use in answering inquiries from Class Members and other policyowners, (vi) training the telephone representatives to refer Class Member inquiries to appropriate sources, including, but not limited to, Lead Counsel or its designee if the Class Member so requests or where otherwise appropriate, including under the circumstances described in Sections XI.E.1.c(iii) and XI.E.1.c(iv) above, (vii) training telephone representatives to refer callers with general product questions, product status requests, or complaints unrelated to the settlement of this Action to call the Company's toll-free customer service number, (viii) training telephone representatives to advise policyowners how to inquire if they own Policies within the Class, (ix) providing for a translation service for non-English speaking Class Members who call the toll-free number, (x) providing callers access to a terminal for the hearing-impaired, (xi) maintaining records reflecting communications with Class Members; (xii) providing on site facilities for Plaintiffs' Counsel, Defendant's Counsel and Company representatives; and (xiii) taking any other steps, in consultation with the Company and Lead Counsel, to promote accurate and efficient communications with Class Members and others.

                           c.       Lead Counsel or its designees, and the
Company and/or its counsel, will monitor and participate in the education and training of telephone representatives.

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

                                    (i)      Lead Counsel or its designee and
the Company and/or its counsel may participate in all training sessions, speak with telephone representatives and supervisors, and provide additional comment and/or instruction to telephone representatives and/or supervisors as they deem necessary. The Company, Lead Counsel or its designee may request and obtain a pause or cessation in any training session or other communication with a telephone representative or supervisor to confer regarding the content of the communication or training. All training and other written communications between the Parties and telephone representatives and/or supervisors must be agreed upon by the Parties.

                                    (ii)     Lead Counsel or its designee may
observe any communications between the Company or its designee and the telephone representatives and supervisors of telephone representatives regarding training issues. The Company or its designee may observe any communications between Lead Counsel or its designee and the telephone representatives and supervisors regarding training issues.

                                    (iii)    The Company and Lead Counsel or its
designees shall consult in advance and agree on the form and content of all telephone scripts to be used by the telephone representatives, and all training materials and presentations, whether written or oral, provided to telephone representatives. Lead Counsel shall be provided with complete drafts of all telephone scripts, written materials or written presentations as soon as possible but no later than 10 days prior to their use in training. Any proposed changes, modifications or additions to the telephone scripts or written training materials by either Party must be provided to the other Party with sufficient time

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

to permit meaningful comment prior to use. The Parties shall negotiate in good faith concerning any such changes, modifications or additions to facilitate providing clear, understandable and accurate information to Class Members.

                                    (iv)     Lead Counsel and its designees may
be present on-site at the telephone bank to monitor telephone representatives' handling of Class Members' telephone inquiries and also to speak directly with any Class Member who requests to speak to Plaintiffs' Counsel. The Company and its designees may also be present on-site at the telephone bank to monitor telephone representatives' handling of Class Members' telephone inquiries.

                  3. If during monitoring of a telephone call to the toll-free number Lead Counsel or its designee believes that an inaccurate statement has been made to a Class Member, or that the information provided to the Class Member was confusing, misleading or incomplete, Lead Counsel or its designee may contact the Class Member to address such statements or information. The Company or its designees may also raise concerns with the Administrator and/or Lead Counsel concerning the accuracy, clarity and completeness of statements made to Class Members during telephone calls to the toll-free number.

         F.       COMMUNICATION WITH CLASS MEMBERS, POLICYOWNERS AND PRODUCERS

                  1. The Company expressly reserves the right to communicate with and respond to inquiries from policyowners and Class Members orally and/or in writing, consistent with the provisions of the Settlement Agreement. The Company shall make and maintain a note in its administrative systems reflecting any telephone call between

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

representatives at the Company's toll-free customer service number and any potential Class Member relating to the settlement.

                  2. Any communications between the Company and Class Members concerning the terms of the settlement shall be consistent with scripted information that is provided to Lead Counsel for its comments prior to use. The Parties shall confer in good faith to resolve any differences concerning such scripts. In addition, Lead Counsel shall be provided with copies of all correspondence from the Company to Class Members concerning the terms of the settlement.

                  3. The Company's Producers may respond to inquiries from, and/or communicate with, present or former Company policyowners about the proposed settlement. However, the Company shall (a) instruct its Producers to encourage Class Members with inquiries regarding the proposed settlement to call the toll-free number established to respond to such inquiries; (b) make available to its Producers copies of the Notice Card attached as Exhibit F hereto to give to such inquiring Class Members; and (c) provide its Producers with copies of an Agent Script and instruct them that any answers to Class Member questions regarding the settlement shall be consistent with such Agent Script. Lead Counsel may review and comment on advance copies of any written communications with Producers about the proposed settlement, including the Agent Script. The Parties shall confer in good faith to resolve any differences concerning the content of such written communications and the Agent Script. The Company may also respond to Producer questions regarding the proposed settlement.

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

                  4. Mass and/or generalized communications with Class Members regarding the proposed settlement, whether by Plaintiffs' Counsel, the Company or its current Producers, and whether by mail, the establishment or encouragement of Internet websites or other Internet communications, telephone scripts, or any other means, shall be made jointly with, or with the approval of, the other Party.

                  5. Lead Counsel shall have the express right to communicate directly with Class Members concerning any issue relating to the settlement. Lead Counsel shall maintain a log of all telephone calls or other communications with potential Class Members relating to the settlement.

         G.       MEDIA COMMUNICATIONS

                  1. Concurrently with their first communication to the media or the general public concerning this Settlement Agreement, and in no event later than the date on which the Court enters the Hearing Order, the Parties shall issue press releases that have been agreed to in form and content by the Parties.

                  2. The form and content of any other initial joint written statement, press release or other media notice to be issued in connection with the proposed settlement on or after the Execution Date shall be mutually agreed upon by the Parties.

                  3. Any subsequent formal written statements, written press releases or other written media notices to be issued in connection with the proposed settlement shall not be inconsistent with the press releases described in Section XI.G.1 above and shall be exchanged by the Parties sufficiently in advance of public release to provide the other Party with adequate time to prepare its own statement.

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

                  4. Lead Counsel and the Company shall ensure that any comments about or descriptions of the proposed settlement or its value or cost in the media or in any other public forum are balanced, fair, accurate, and consistent with the terms and intent of the settlement.

XII.     REQUESTS FOR EXCLUSION

         A. Any potential Class Member (or Estate Holder) who wishes to be excluded from the Class must mail or deliver a written request for exclusion to the Clerk of the Court, care of the address provided in the Class Notice, so that it is received no later than 40 days before the Fairness Hearing, or as the Court otherwise may direct.

                  1. To the extent practicable, the written request for exclusion should identify the Policy or Policies for which the Class Member (or Estate Holder) is requesting exclusion, as well as the names of the persons insured under such Policy or Policies; provided however, that if a potential Class Member (or Estate Holder) requests exclusion but does not indicate the Policy or Policies for which he or she is requesting exclusion, then:

                           a.       all Policies with respect to which the
potential Class Member (or Estate Holder) is a Holder (or Estate Holder) shall be deemed excluded from the Class; and

                           b.       the Company shall have the authority to
cause the Administrator to contact the potential Class Member (or Estate Holder) to ask for Identifying Information for the Policy.

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

                   2. The written request for exclusion must also be signed by the Class Member (or Estate Holder) or a representative who has legal authority to sign on behalf of the Class Member. A list reflecting all requests for exclusion shall be filed with the Court by the Company at or before the Fairness Hearing.

         B. Any potential Class Member (or his or her estate) who does not file a timely written request for exclusion with respect to a Policy as provided in the preceding Section XII.A shall be bound with respect to that Policy by all subsequent proceedings, orders and judgments in this Action relating to the Settlement Agreement, even if he or she has pending, or subsequently initiates, litigation, arbitration or any other proceeding against the Company relating to that Policy and the claims released in this Action.

XIII.    OBJECTIONS TO THE SETTLEMENT

         A. Any Class Member (or Estate Holder) who has not filed a timely written request for exclusion for all of his or her Policies and who wishes to object to the fairness, reasonableness or adequacy of this Settlement Agreement or the proposed settlement, or to the award of Attorneys' Fees and Expenses, must deliver to Lead Counsel and Defendant's Counsel and file with the Court, no later than 40 days before the Fairness Hearing or as the Court otherwise may direct, a statement of his or her objection, as well as the specific reason(s), if any, for each objection, including any legal support the Class Member (or Estate Holder) wishes to bring to the Court's attention and any evidence the Class Member (or Estate Holder) wishes to introduce in support of the objection. Class Members (and Estate Holders) may so object either on their own or through an attorney hired at their own expense.

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

         B. Class Members (and Estate Holders) and their personal attorneys may obtain access at their own expense to the documents produced during discovery to Plaintiffs' counsel by Defendant in this Action, and also to deposition transcripts and exhibits thereto generated in this Action, but must first agree in writing to be bound by the Stipulation of Confidentiality entered in this Action and attached as Exhibit G, as well as by all Protective Orders entered and to be entered in the Action. These discovery documents shall be made available by appointment during regular business hours at the offices of Lead Counsel at Milberg Weiss Bershad Hynes & Lerach, LLP, 401 B. Street, Suite 1700, San Diego, California 92101. Lead Counsel shall inform Defendant's Counsel promptly of any requests by Class Members (or Estate Holders) or their attorneys or other persons or entities for access to such documents.

         C. If a Class Member (or Estate Holder) hires an attorney to represent him or her, the attorney must (i) file a notice of appearance with the Clerk of Court no later than 40 days before the Fairness Hearing, or as the Court otherwise may direct, and (ii) deliver to Lead Counsel and Defendant's Counsel no later than 40 days before the Fairness Hearing a copy of the same. Fees for any such attorney will be paid by the Class Member (or Estate Holder) and not by the Company, Lead Counsel or from the settlement.

         D. Any Class Member (or Estate Holder) who files and serves a written objection, as described in Section XIII.A, may appear at the Fairness Hearing, either in person or through personal counsel hired at the Class Member's (or Estate Holder's) expense, to object to the fairness, reasonableness or adequacy of this Settlement Agreement or the proposed settlement. Class Members (or Estate Holders) or their

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

attorneys intending to make an appearance at the Fairness Hearing must deliver to Lead Counsel and Defendant's Counsel and file with the Court no later than 40 days before the Fairness Hearing, or as the Court otherwise may direct, a notice of intention to appear.

         E. Any Class Member (or his or her estate) who fails to comply with the provisions of this Section XIII shall waive and forfeit any and all rights he or she may have to appear separately, object and/or appeal, and shall be bound by all the terms of this Settlement Agreement and by all proceedings, orders and judgments in this Action.

XIV.     RELEASE AND WAIVER, AND ORDER OF DISMISSAL

         A.       RELEASE AND WAIVER

                  1. Plaintiffs and the Class agree to the following release and waiver, which shall take effect upon entry of the Final Judgment and Order Approving Settlement:

         I. Plaintiffs and all Class Members hereby expressly agree that they shall release, acquit and forever discharge the Releasees from, and shall not now or hereafter institute, receive any individual benefits from, maintain, maintain a right to or assert against the Releasees, either directly or indirectly, on their own behalf, or on behalf of the Class or any other person or entity, any and all causes of action, claims (known or unknown), demands or rights, including, without limitation, claims for damages, interest, or equitable or legal relief, or individual administrative relief, including reformation, rescission, restitution, declaratory or injunctive relief, imposition of constructive trust, or damages of any kind, including punitive damages or other damages in excess of actual damages, claims for mental anguish, claims of civil rights violations and discrimination based on race and national origin, and claims for fraud, misrepresentation, unfair competition and unfair or deceptive trade practices related to race or national origin, whether based on federal, state or local law, statute, ordinance, regulation, contract, common law, or any other source, including, without limitation, the provisions of federal and state civil rights laws, respecting discrimination on the basis of race or national origin including, without limitation, 42 U.S.C.(Section). 1981; 42 U.S.C.(Section).1982; 41
                  U.S.C.(Section).1983; 42 U.S.C.(Section).1985; 42
                  U.S.C.(Section).1985(3); 42 U.S.C.

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                  (Section). 1986; 42 U.S.C.(Section).1988; 42
                  U.S.C.(Section).2000a et seq.; and state constitutions, statutes and municipal ordinances modeled after provisions of the Civil Rights Act of 1964, that have been, could have been, may be or could be alleged or asserted now or in the future by Plaintiffs or any Class Member against the Releasees or any of them in this Action or in any other court action or before any administrative body (including any brought by or on behalf of any state attorney general or Department of Insurance or other regulatory entity or state prosecutorial or other organization), tribunal, arbitration panel, or other adjudicatory body on the basis of, connected with, arising out of, or related to, in whole or in part, any or all of the acts, omissions, nondisclosures, facts, matters, transactions, occurrences, or oral or written statements or representations that have been alleged or asserted in the Action, including without limitation relating to:

                  A. Any discrimination based on race or national origin by any of the Releasees prior to the Execution Date in connection with, or related directly or indirectly to, the marketing, solicitation, application, underwriting, risk classification, issuance, change-issuance, re-issuance, reinstatement, design, type, structure, terminology, pricing, premiums, charges, rates, premium mode, acceptance, sale, purchase, operation, retention, administration, debit or home service collection, servicing, performance, dividends, cash values, benefits (including non-forfeiture benefits), or provision of demutualization shares, on the basis of or with respect to, any Policy;

                  B. Any Company effort or failure to discontinue or correct, or to remedy the effects of, discrimination on the basis of race or national origin in connection with the matters described in Paragraph I.A of this Release above;

                  C. Any consideration of an applicant's or insured's socio-economic status, occupational status, moral character or hazard, social status, economic level, income, or place of residence in connection with the pricing, purchase, sale, underwriting, issuance or administration of any Policy;

                  D. Any use of a mercantile report or medical examination in connection with the pricing, purchase, sale, underwriting or issuance of any Policy;

                  E. Any request for any information from an applicant or insured related to race or national origin in connection with the pricing, purchase, sale, underwriting, issuance or administration of any Policy;

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

                  F. Any limitation or restriction on the amount of insurance made available to Class Members, individually or in the aggregate, related to race or national origin, leading up to the purchase of, or in connection with, any Policy;

                  G. Any Class Member was charged premiums for any Policy, based on race or national origin, that were excessive, unconscionable or unreasonable;

                  H. The frequency with which premiums for a Policy were paid or collected, or the method or system by which premiums were paid or collected, including without limitation the Company's reflection of the costs of premium collection or administration in the premiums paid for, dividends provided to, or other benefits provided by any Policy;

                  I. The suitability or appropriateness of the purchase or sale of a Policy or Policies to an applicant or insured based on race or national origin, instead of one or more other Policies or other life insurance policies;

                  J. Any training, instructions, or encouragement by the Company to any of the Company's general agents, agents, account representatives, sales representatives, managers, district office clerks, managing directors, producers, and representatives relating directly or indirectly to race, concerning
                           (i) the frequency with which Policy premiums were to be paid or collected, (ii) the type, size or number of life insurance policies to offer or sell to Class Members, or (iii) any disclosure or non-disclosure of the alleged discriminatory practices described in Paragraph I.A of this Release above;

                  K. The sale or marketing of any Policy as "burial" protection;

                  L. The Company's agent commission payment practices, methods or schedules with respect to any Policy, including without limitation the commission paid in connection with the sale of any Policy compared to the commissions payable in connection with the sale of any other life insurance policy;

                  M. The application of the cash values of any Policy toward the provision of insurance coverage under a contractual non-forfeiture option, including any past or future expiration of any Industrial Policy's insurance coverage under the extended term non-forfeiture option;

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

                  N. The Company's apportionment, provision or distribution of shares of MetLife, Inc. stock as part of its 2000 demutualization to any Class Member, or amount of shares allocated to any Class Member, including, without limitation, the shares received by any Class Member in relation to the shares received by any other person or entity, related to race or national origin; provided however, that nothing in this Paragraph I.N shall be construed to bar, limit or restrict any putative or certified class action pending as of the Execution Date and alleging that the Company's 2000 demutualization was unlawful or to otherwise limit the participation of any Class Member in any such action;

                  O. The Company's methods or actuarial principles for the apportionment and payment of, determination of, or amount of dividends on any Policy, including, without limitation, the dividends of any Policy in relation to the dividends of any other life insurance policy or the form of payment of dividends, based on race or national origin;

                  P. With respect to any Policy on which a death, maturity or endowment benefit has been paid by the Company, any failure to pay, delay in paying, or failure to inform any person of, such benefits under a Policy, including without limitation any failure to disclose that a Policy has lapsed, become paid-up or been placed on non-forfeiture status;

                  Q. The Company's methods or practices for notifying persons or entities to whom Policy benefits have become payable, including without limitation any escheatment of a Policy's benefits to a governmental authority or alleged non-compliance with any state unclaimed property laws;

                  R. Any refusal or failure to disclose actuarial information or assumptions, mortality experience or assumptions, underwriting practices or policies, or rate information concerning any Policy, relating to race or national origin;

                  S. Disclosures in any local or state regulatory filing by the Company relating to any matter described in this Paragraph I;

                  T. Any or all acts, omissions, nondisclosures, facts, matters, transactions, occurrences or oral or written statements or representations in connection with or directly or indirectly relating to the Settlement Agreement or the settlement of the Action, and/or

                  U. Any and all claims for attorneys' fees, costs or disbursements incurred by Lead Counsel or any other counsel representing

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                           Plaintiffs or Class Members in this Action, or by
                           Plaintiffs or the Class Members in this Action, or any of them, in connection with or related in any manner to the Action, the settlement of the Action, the administration of such settlement and/or the matters described in Paragraph I.A of this Release above, except to the extent otherwise specified in the Settlement Agreement.

         II. Nothing in this Release shall be deemed to alter, limit or affect (i) a Class Member's contractual rights to make a claim for benefits that will become payable in the future pursuant to the express terms of the policy form issued by the Company (except where such benefit has been or is paid, as described in Paragraph I.P of this Release) or (ii) a Class Member's right to assert any claim that independently arises from acts, facts or circumstances arising after the Execution Date; provided however, that this provision shall not entitle a Class Member to assert claims that relate directly or indirectly to any act, fact or circumstance arising prior to the Execution Date that is alleged in the Action or described in paragraphs I.A, I.B or I.C, above.

         III. Plaintiffs and all Class Members expressly agree that this Release will be, and may be raised as, a complete defense to and will preclude any action or proceeding encompassed by this Release.

         IV. Plaintiffs and Class Members expressly understand that principles of law such as Section 1542 of the Civil Code of the State of California provide that a general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. To the extent that, as a result of or notwithstanding the choice of law provisions in the Settlement Agreement, California or other law may be applicable, Plaintiffs and the Class Members hereby agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of any other jurisdiction which may be applicable herein, are hereby knowingly and voluntarily waived and relinquished by Plaintiffs and the Class Members, and Plaintiffs and the Class Members hereby agree and acknowledge that this is an essential term of both the Settlement Agreement and this Release.

         V. In connection with this Release, Plaintiffs and the Class Members acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that they now know or believe to be true, with respect to the matters released herein or with respect to their Policies for acts, facts, circumstances or transactions occurring or arising prior to the Execution Date. Nevertheless, it is the intention of Plaintiffs and the Class Members in executing this Release fully, finally and forever to settle and release all

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                  such matters, and all claims relating thereto, which exist, hereafter may exist, or might have existed.

         VI. Nothing in this Release shall preclude any action to enforce the terms of the Settlement Agreement, provided that such action shall be brought in the United States District Court for the Southern District of New York.

         VII. Nothing in this Release shall be deemed to release, extinguish or otherwise compromise in any way a Class Member's claims for
                  (a) physical personal injury, theft, forgery or embezzlement; or (b) misappropriation of an individual Policy's premiums or benefits by an individual agent or employee of the Company acting without the Company's knowledge, authorization or consent. The Company expressly waives any argument that any such claim is precluded by res judicata, collateral estoppel, or any other doctrine proscribing the splitting of claims.

         VIII. Upon the Final Settlement Date, each of the Releasees shall be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Plaintiffs, Lead Counsel and Class Counsel from all claims (including unknown claims) arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Action or the claims included in this Release.

         IX. Plaintiffs, the Company and the Class Members hereby agree and acknowledge that the provisions of this Release together constitute an essential and material term of the Settlement Agreement.

         X. This Release is the result of a compromise of disputed claims and shall never at any time be used as evidence of any admission of liability by the Company.

         B.       ORDER OF DISMISSAL

                  1. The Parties will seek and obtain from the Court a Final Judgment and Order Approving Settlement (for which, as a condition of settlement, the time for appeal has expired without any modifications in the Final Judgment or Order Approving Settlement) as further described below in
Section XVII. The Final Judgment and Order Approving Settlement shall, among other things, (i) approve this Settlement Agreement

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as fair, reasonable and adequate, (ii) dismiss the Action with prejudice and on the merits, and (iii) incorporate the terms of the Release.

XV.      ATTORNEYS' FEES AND EXPENSES

         A. The Company agrees to pay any Court award of Attorneys' Fees and Expenses in addition to the settlement benefits provided to Plaintiffs and Class Members by this Agreement. Lead Counsel will file an application with the Court seeking an award of Attorneys' Fees and Expenses. The Company reserves the right to oppose any aspect of the application. There is no other agreement between the Parties as to Attorneys' Fees and Expenses. All remaining issues relating to Attorneys' Fees and Expenses, including the methodology and amount, will be determined by the Court, subject to reversal or modification of any Court award of Attorneys' Fees and Expenses on appeal.

         B. Lead Counsel may petition the Court for incentive awards of up to $5,000 per person to be paid to some or all of the Plaintiffs. The Company agrees not to oppose Lead Counsel's petition for any incentive award to a Plaintiff up to that amount. The purpose of such awards, if any, shall be to compensate Plaintiffs (or any of them) for efforts and risks taken by them on behalf of the Class. Any incentive awards made by the Court shall be paid by the Company as settlement benefits under this Agreement.

         C. In addition to the Attorneys' Fees and Expenses, the Company shall bear the following settlement administration expenses under this
Agreement: (1) publishing, printing and mailing the Class Notice Package to Class Members and others who request such a Package from the Administrator; (2) publishing the Publication Notice;

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(3) providing the media and other outreach described in Section XI.B above; (4)
post-office box rentals; (5) processing requests for exclusion, Claim Forms, and designations under the SDB; (6) fees and disbursements to the Administrator and any other third-party contractors or administrators retained by the Parties for the purpose of assisting in settlement implementation (except to the extent the Administrator is used by Lead Counsel by written agreement); (7) administrative costs associated with providing settlement benefits under this Agreement; and
(8) the fees and expenses of the Neutral and any other arbitrators, including assistants.

XVI.     ORDER OF NOTICE, FAIRNESS HEARING AND ADMINISTRATION

         A. The Parties have negotiated, drafted and agreed to the form of the following documents: the Class Notice Package (Exhibit A), the Publication Notice (Exhibit B), the Unclaimed Benefits Protocols (Exhibit C), the Hearing Order (Exhibit D), the Identifying Information (Exhibit E), the Notice Card (Exhibit F), the Stipulation of Confidentiality (Exhibit G), the SDB Certificate (Exhibit H), the Small Estate Declaration (Exhibit I), the Cash Payment Option Election Letter (Exhibit J), the Confirmatory Letter (Exhibit K), the Industrial Weekly Substandard Enhancement Factors (Exhibit L), the Cost Methodologies and Assumptions (Exhibit M) and the Covered Met Series Policies (Exhibit N). These documents are incorporated into, are an integral part of, and are material terms of this Settlement Agreement.

         B. The Parties will submit this Settlement Agreement, including all attached exhibits, to the Court and seek and obtain preliminary approval thereof. If the Court preliminarily approves the settlement, the Parties shall move the Court to set a Fairness

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Hearing, and shall seek and obtain a proposed Hearing Order, unless otherwise agreed to by the Parties:

                  1. providing for the certification of the Class for settlement purposes only;

                  2. finding that the proposed settlement is sufficient to warrant sending notice to the Class;

                  3. scheduling the Fairness Hearing to be held on such date as the Court may direct, to consider the fairness, reasonableness and adequacy of the proposed settlement and whether it should be approved by the Court;

                  4. approving the proposed Class Notice Package, Publication Notice and additional notice methodology described in this Settlement Agreement;

                  5. directing the Company or its designee(s) to cause the Class Notice Package to be mailed to each Class Member who is a Holder of a Database Policy (and, in cases of pending litigation against the Defendant, also to all legal counsel known to represent the Class Member) by first-class mail, postage prepaid, to his or her last known address (if available from the Company's electronic databases) no later than 85 days before the Fairness Hearing;

                  6. directing the Company or its designee(s) to publish the Publication Notice and conclude additional media as provided in this Settlement Agreement no later than 55 days before the Fairness Hearing;

                  7. determining that the Class Notice Package, together with the Publication Notice and other media notice, (i) is the best practicable notice, (ii) is

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reasonably calculated, under the circumstances, to apprise Class Members of the pendency of the Action and of their right to object to or exclude themselves from the proposed settlement, (iii) is reasonable and constitutes due, adequate and sufficient notice to all persons entitled to receive notice, and (iv) meets all applicable requirements of the Federal Rules of Civil Procedure, the United States Constitution (including the Due Process Clause), the Rules of the Court and any other applicable law;

                  8. ordering that the Administrator(s) shall (i) remail any notices returned by the Postal Service with forwarding addresses that are received by the Administrator(s) at least 50 days before the Fairness Hearing and (ii) immediately provide copies of any such returned notices that do not include a forwarding address to any address research firm retained by the Administrator. In addition, the Hearing Order shall provide that (a) in connection with each returned notice provided to it, any address research firm(s) will return to the Administrator, as soon as is possible, either an updated address or a statement that, following due research (including, but not limited to, using the National Change of Address Register and Social Security Numbers) it has not been able to update that address, and (b) the Administrator will remail notice to any Class Member for whom it obtains or the address research firm provides an updated address, so long as the updated address is obtained by or provided to the Administrator at least 50 days before the Fairness Hearing;

                  9. authorizing the Parties to distribute the Class Notice Package and disseminate of the fact of the Settlement Agreement, and to communicate the ability to obtain the Notice Package by calling the toll-free telephone number;

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

                  10. requiring the Company to file proof of the mailing of the Class Notice Package to Database Policies and publication of the Publication Notice and other media notice at or before the Fairness Hearing;

                  11. authorizing the Company, including its current Producers or other representatives and any other retained personnel, to communicate with potential Class Members, Class Members and other present or former policyowners about the Action and the terms of the proposed settlement, subject to the terms of Section XI.F, and to engage in any other communications within the normal course of the Company's business;

                  12. requiring each Class Member who wishes to exclude himself or herself from the Class to submit an appropriate, timely written request for exclusion, received no later than 40 days before the date of the Fairness Hearing, to the Clerk of the Court, care of the address provided in the Class Notice;

                  13. preliminarily enjoining all Class Members who have not timely excluded themselves from the Class as to a Policy from filing, commencing, prosecuting, intervening in, participating in, whether individually, as class members or otherwise, or receiving any benefits or other relief from any other lawsuit or arbitration, or receiving any individual benefits from any administrative, regulatory or other proceeding or order, in any jurisdiction, based on or relating to the claims and causes of action, or the facts and circumstances relating thereto, in this Action and/or the Release as to that Policy;

                  14. preliminarily enjoining all persons from filing, commencing or prosecuting any other lawsuit as a class action (including by seeking to amend a pending complaint to include class allegations or by seeking class certification in a pending action

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

in any jurisdiction) or any other form of action on behalf of Class Members who have not timely excluded themselves from the Class, if such other lawsuit is based on or relates to the claims and causes of action, or the facts and circumstances relating thereto, in this Action and/or the Release;

                  15. preliminarily enjoining all persons from asserting or maintaining any claims, pursuing any discovery from Metropolitan Life or any third party, presenting evidence, or claiming any damages, whether compensatory or punitive, based on or encompassing, in whole or in part, the alleged Company practices and patterns that are the subject of the Action and/or the Release; provided however, that Class Members who have timely excluded themselves from the Class shall not be enjoined from (a) proceeding with their individual actions, insofar as they are amenable to proof by evidence relevant exclusively to policies that were the subject of timely requests for exclusion; or (b) seeking discovery in connection with their individual actions, insofar as it relates directly to policies that were the subject of timely requests for exclusion and does not seek broader evidence of the alleged Company practices or patterns that are the subject of the Action and/or the Release;

                  16. ruling that any Class Member who does not submit a timely, written request for exclusion from the Class will be bound by all proceedings, orders and judgments in this Action relating to this Settlement Agreement, even if such Class Member has previously initiated or subsequently initiates individual litigation against the Company or other proceedings encompassed by the Release;

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

                  17. requiring each Class Member who wishes to object to the fairness, reasonableness or adequacy of this Settlement Agreement or the proposed settlement, or to the award of Attorneys' Fees and Expenses, to deliver to Lead Counsel and Defendant's Counsel and to file with the Court, no later than 40 days before the Fairness Hearing, or at such other time as the Court may direct, a statement of his or her objection, as well as the specific reasons, if any, for each objection, including any legal support the Class Member wishes to bring to the Court's attention and any evidence the Class Member wishes to introduce in support of his or her objection, or be forever barred from separately objecting;

                  18. requiring any attorney hired by a Class Member at the Class Member's expense for the purpose of objecting to this Settlement Agreement, the proposed settlement, or the award of Attorneys' Fees and Expenses, to file with the Clerk of Court and deliver to Lead Counsel and Defendant's Counsel a notice of appearance no later than 40 days before the Fairness Hearing, or as the Court otherwise may direct;

                  19. requiring any Class Member who files and serves a written objection and who intends to make an appearance at the Fairness Hearing, either in person or through personal counsel hired at the Class Member's expense, to deliver to Lead Counsel and Defendant's Counsel and file with the Court no later than 40 days before the Fairness Hearing, or as the Court otherwise may direct, a notice of intention to appear;

                  20. directing the Company or its designated agents to rent one or more post-office boxes in the name of the Clerk of the Court, to be used for receiving requests for exclusion, objections and any other communications including Claim Forms, and

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providing that, other than the Court or the Clerk of Court, only the Company,
Lead Counsel and their designated agents shall have access to such post-office boxes;

                  21. directing Defendant's Counsel and Lead Counsel, and any other counsel for Plaintiffs or the Class, promptly to furnish each other with copies of any and all objections or written requests for exclusion that might come into their possession;

                  22. providing a means for those filing objections to obtain access at their own expense, at Lead Counsel's office, to the documents disclosed by Defendant through discovery to Plaintiffs' counsel in this Action, and also to deposition transcripts and exhibits thereto in this Action, provided that such individuals shall not be given access to these materials unless and until they enter into the Stipulation of Confidentiality and all Protective Orders entered and to be entered in the Action, as described above in Section XIII.B; and

                  23. containing any additional provisions that might be necessary to implement and administer the terms of this Settlement Agreement and the proposed settlement.

         C. Neither Karl M. Thompson, Lucile Ellis, Charlene McCallop, Marguerite Guillmette Justin, Adrienne Delpit Blazio, Myron Billups nor any other named Plaintiff will request exclusion from the Class, object to the proposed settlement, or file an appeal from or otherwise seek review of any order approving the proposed settlement.

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XVII.    FINAL APPROVAL, AND FINAL JUDGMENT AND ORDER APPROVING SETTLEMENT

         A. After the Fairness Hearing, and upon the Court's approval of this Settlement Agreement, the Parties shall seek and obtain from the Court a Final Judgment and Order Approving Settlement, which shall, among other things:

                  1. find that the Court has personal jurisdiction over all Class Members and that the Court has subject matter jurisdiction to approve this Settlement Agreement and all exhibits thereto;

                  2. approve this Settlement Agreement and the proposed settlement as fair, reasonable and adequate, consistent and in compliance with all applicable requirements of the Federal Rules of Civil Procedure, the United States Constitution (including the Due Process Clause), the Rules of the Court and any other applicable law, and in the best interests of each of the Parties and the Class Members; direct the Parties and their counsel to implement and consummate this Settlement Agreement according to its terms and provisions; and declare this Settlement Agreement to be binding on - and, as to all claims and issues that have or could have been raised in this Action, to have res judicata and other preclusive effect in all pending and future lawsuits or other proceedings encompassed by the Release maintained by or on behalf of - Plaintiffs and all other Class Members, as well as their heirs, executors and administrators, successors and assigns;

                  3.       finally certify the Class for settlement purposes;

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

                  4. find that the Class Notice Package, Publication Notice and other media notice implemented pursuant to this Settlement Agreement
(i) constituted the best practicable notice, (ii) constituted notice that was reasonably calculated, under the circumstances, to apprise Class Members of the pendency of the Action, their right to object to or exclude themselves from the proposed settlement and their right to appear at the Fairness Hearing, (iii) were reasonable and constituted due, adequate and sufficient notice to all persons entitled to receive notice, and (iv) met all applicable requirements of the Federal Rules of Civil Procedure, the United States Constitution (including the Due Process Clause), the Rules of the Court and any other applicable law;

                  5.       find that Lead Counsel and the Class
representatives adequately represented the Class for purposes of entering into and implementing the settlement;

                  6. dismiss the Action (including all individual claims and Class claims presented thereby) on the merits and with prejudice, without fees or costs to any Party except as provided in this Settlement Agreement;

                  7. incorporate the Release set forth above in Section XIV, make the Release effective as of the date of the Final Judgment and Order Approving Settlement, and forever discharge the Releasees from any claims or liabilities arising from or related to the matters in the Release;

                  8. permanently bar and enjoin all Class Members who have not been timely excluded from the Class with respect to a Policy from (i) filing, commencing, prosecuting, maintaining, intervening in, participating in (whether individually, as class members or otherwise), or receiving any benefits or other relief from any other lawsuit or

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

arbitration, or receiving any individual benefits from any administrative, regulatory or other proceeding or order, in any jurisdiction based on or relating to the claims and causes of action, or the facts and circumstances relating thereto, in this Action and/or the Release as to that Policy, and (ii) organizing such nonexcluded Class Members into a separate class for purposes of pursuing as a purported class action (including by seeking to amend a pending complaint to include class allegations, or by seeking class certification in a pending action) any lawsuit based on or relating to the claims and causes of action, and/or the facts and circumstances relating thereto, in this Action and/or the Release as to that Policy;

                  9. permanently bar and enjoin all persons from asserting or maintaining any claims, pursuing any discovery from Metropolitan Life or any third party, presenting evidence, or claiming any damages, whether compensatory or punitive, based on or encompassing, in whole or in part, the alleged Company practices and patterns that are the subject of the Action and/or the Release; provided however, that Class Members who have timely excluded themselves from the Class shall not be enjoined from (a) proceeding with their individual actions, insofar as they are amenable to proof by evidence relevant exclusively to policies that were the subject of timely requests for exclusion; or (b) seeking discovery in connection with their individual actions, insofar as it relates directly to policies that were the subject of timely requests for exclusion and does not seek broader evidence of the alleged Company practices or patterns that are the subject of the Action and/or the Release;

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

                  10. authorize the Parties, without further approval from the Court, to agree to and adopt such amendments, modifications and expansions of this Settlement Agreement and all exhibits attached to the Settlement Agreement as (i) are not materially inconsistent with the Final Judgment and Order Approving Settlement and (ii) do not limit the rights of Class Members under the Settlement Agreement;

                  11. authorize the Company, in consultation with Lead Counsel and without approval from the Court, to implement the settlement before the Final Settlement Date, in which case all provisions in this Settlement Agreement that specify actions to be taken on or after the Final Settlement Date shall, to the extent necessary, be deemed to provide that those actions shall be taken on or after the date on which the Company elects to implement the Settlement Agreement;

                  12. confirm that no person or entity who is not a Class Member shall receive any benefit under this settlement, unless such person or entity first agrees to be bound by the terms of the Release in Section XIV hereto as to the Policy for which relief is received;

                  13. require anyone seeking to appeal from the Court's rulings to post an appropriate bond;

                  14. require that, in the event that the Company determines to implement the settlement before the Final Settlement Date, anyone seeking to appeal from the Court's rulings must first (i) request to intervene upon a representation of inadequacy of counsel and (ii) request a stay of implementation of the settlement and, absent satisfaction of each of these requirements and the posting of an appropriate bond, authorize the

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Company to proceed with implementation of the settlement, even if such implementation would moot the appeal;

                  15.      without affecting the finality of the Final
Judgment and Order Approving Settlement for purposes of appeal, retain jurisdiction as to all matters relating to the administration, consummation, enforcement and interpretation of this Settlement Agreement and the Final Judgment and Order Approving Settlement, and for any other necessary purpose; provided however, that nothing in this Section shall restrict the ability of the Parties to exercise their rights under Sections XVII.A.10 and XVII.A.11 above; and

                  16. incorporate any other provisions that the Court deems necessary and just.

XVIII.   MODIFICATION OR TERMINATION OF THIS AGREEMENT

         A. The terms and provisions of this Settlement Agreement may be amended, modified or expanded by agreement of the Parties and approval of the Court; provided however, that after entry of the Final Judgment and Order Approving Settlement the Parties may by agreement effect such amendments, modifications or expansions of this Settlement Agreement and its implementing documents (including all exhibits to the Settlement Agreement) without notice to or approval by the Court if such changes are not materially inconsistent with the Court's Final Judgment and Order Approving Settlement and do not limit the rights of Class Members under the Settlement Agreement.

         B. The Company, in consultation with Lead Counsel and without approval of the Court, may implement the terms of the settlement after entry of the Final Judgment and

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Order Approving Settlement but before the Final Settlement Date, in which case all provisions in this Settlement Agreement that specify actions to be taken on or after the Final Settlement Date shall, to the extent necessary, be deemed to provide that those actions shall be taken on or after the date on which the Company elects to implement the Settlement Agreement.

         C. This Settlement Agreement will terminate at the sole option and discretion of Defendant or Plaintiffs if (i) the Court, or any appellate court(s), rejects, modifies or denies approval of any portion of this Settlement Agreement or the proposed settlement that the terminating Party in its (or their) sole judgment and discretion reasonably determine(s) is material, including, without limitation, the terms of relief, the findings of the Court, the provisions relating to notice, the definition of the Class and/or the terms of the Release, or (ii) the Court, or any appellate court(s), does not enter or completely affirm, or alters or expands, any portion of the Final Judgment or Order Approving Settlement, or any of the Court's findings of fact or conclusions of law as proposed by Defendant's Counsel and Lead Counsel, that the terminating Party in its (or their) sole judgment and discretion believe(s) is material. The terminating Party must exercise the option to withdraw from and terminate this Settlement Agreement, as provided in this Section no later than 20 days after receiving notice of the event prompting the termination.

         D. Notwithstanding the preceding Section XVIII.C, Plaintiffs may not terminate this Settlement Agreement solely because of the amount or distribution of Attorneys' Fees and Expenses awarded by the Court or any appellate court(s). Defendant, however,

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may elect to terminate this Settlement Agreement if the amount of
Attorneys' Fees and Expenses awarded exceeds any amount that, before the Fairness Hearing, it has agreed not to oppose.

         E. Defendant may unilaterally withdraw from and terminate this Settlement Agreement if those persons or entities who elect to exclude themselves from the Class with respect to any Policy or Policies together are Holders or Estate Holders of more than 20,000 Policies.

                  1. The Company's option to withdraw from and terminate this Settlement Agreement under this Section XVIII.E shall arise only if, in combination, requests for exclusion have been submitted for 20,000 Policies that are, in combination, (i) Database Policies and (ii) other life insurance policies for which the Application File confirms the policy's status as a Policy.

                  2. The Company's option to withdraw from and terminate this Settlement Agreement under this Section XVIII.E shall be exercised no later than 14 days preceding the Fairness Hearing.

                  3. If the Company exercises its termination option under this Section XVIII.E above, then Lead Counsel shall be given access to the numbers for all Policies for which exclusion requests have been received, and also to the Application Files for all excluded Policies (other than Database Policies). Based on its review of this information, Lead Counsel may argue to the Court that the Company is not entitled to exercise the termination rights under this Section XVIII.E above. The Court's Fairness Hearing shall

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be continued to permit Lead Counsel to conduct the review contemplated by this
Section XIII.E.3.

         F. If an option to withdraw from and terminate this Settlement Agreement arises under Sections XVIII.C through XVIII.E, (i) neither Defendant nor Plaintiffs will be required for any reason or under any circumstance to exercise that option, and (ii) any exercise of that option shall be made in good faith.

         G. If this Settlement Agreement is terminated pursuant to Sections XVIII.C, XVIII.D, and/or XVIII.E, then:

                  1. this Settlement Agreement shall be null and void and shall have no force or effect, and no Party to this Settlement Agreement shall be bound by any of its terms, except for the terms of this Section XVIII.G and Section XIX.C, below;

                  2. this Settlement Agreement, all of its provisions, and all negotiations, statements and proceedings relating to it shall be without prejudice to the rights of Defendant, Plaintiffs or any other Class Member, all of whom shall be restored to their respective positions existing immediately before the execution of this Settlement Agreement;

                  3. Defendant and its current and former directors, officers, Producers, employees, agents, attorneys and representatives expressly and affirmatively reserve all defenses, arguments and motions as to all claims that have been or might later be asserted in the Action, including (without limitation) any applicable statutes of limitation, statutes of repose, or other prescriptive periods and the argument that the Action may not be litigated as a class action;

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                  4.       Plaintiffs and their current and former
predecessors, successors, heirs, agents, attorney, representatives or assigns expressly and affirmatively reserve all motions as to, and arguments in support of, all claims that have been or might later be asserted in the Action, including (without limitation) any argument concerning class certification and/or punitive damages;

                  5. neither this Settlement Agreement, nor the fact of its having been made, shall be admissible or entered into evidence for any purpose whatsoever; and

                  6. any order or judgment entered after the date of this Settlement Agreement will be deemed vacated and will be without any force or effect.

XIX.     GENERAL MATTERS AND RESERVATIONS

         A. The obligation, although not the ability, of the Parties to conclude the proposed settlement is and will be contingent upon each of the following:

                  1. authorization by the Board of Directors of Metropolitan Life Insurance Company of entry into this Settlement Agreement;

                  2. the resolution, acceptable to Defendant, of any regulatory investigation or inquiry by the New York State Insurance Department arising out of, or relating to the relief to be provided under, the proposed settlement (to this end, Defendant agrees to seek any necessary approval of the New York State Insurance Department relating to the relief not later than 20 days before the Fairness Hearing);

                  3. entry by the Court of the Final Judgment and Order Approving Settlement, from which order the time to appeal has expired or which has remained unmodified after any appeal(s); and

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                  4.       any other conditions stated in this Settlement
Agreement.

         B. The Parties and their counsel agree to keep the existence and contents of this Settlement Agreement and all related negotiations confidential until the date of the first public announcement by the Company; provided however, that this Section shall not prevent earlier disclosure of such information to regulators, rating agencies, insurers or reinsurers, financial analysts, Producers, or any other person or entity (such as experts, courts, and/or Administrators) to whom the Parties agree disclosure must be made to effectuate the terms and conditions of this Settlement Agreement.

         C. One year after the Final Settlement Date or promptly after termination of this Settlement Agreement, whichever comes first (unless the time is extended by agreement of the Parties), Plaintiffs and their counsel will return to Defendant's Counsel all documents (and all copies of such documents in whatever form made or maintained) produced by Defendant in this Action, as well as all transcripts of and exhibits to any deposition testimony provided by Defendant or their current or former officers, employees or Producers (and all copies of such documents in whatever form made or maintained).

         D. The Company's execution of this Settlement Agreement shall not be construed to release - and the Company expressly does not intend to release - any claim the Company may make against any insurer for any cost or expense incurred in connection with this Settlement Agreement, including attorneys' fees and costs.

         E. Lead Counsel represents that (a) it is authorized to enter into this Settlement Agreement on behalf of Plaintiffs and any other attorneys who now represent Plaintiffs in

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this Action with respect to the claims in this Action, and (b) it is seeking to protect the interests of the entire Class.

         F. Plaintiffs represent and certify that (i) they have agreed to serve as a representative of the Class proposed to be certified herein; (ii) they are willing, able and ready to perform all of the duties and obligations of representatives of the Class, including, but not limited to, being available for, and involved in, discovery and fact finding; (iii) they have read the pleadings in this Action, including the Amended Complaint, or have had the contents of such pleadings described to them; (iv) they are familiar with the results of the fact-finding undertaken by Lead Counsel; (v) they have been kept apprised of the progress of the Action and/or the settlement negotiations among the Parties, and have either read this Settlement Agreement, including the exhibits attached to the Settlement Agreement, or have received a detailed description of it from Plaintiffs' Counsel, and they have agreed to its terms;
(vi) they have consulted with Lead Counsel - and/or other Plaintiffs' counsel of record - about the Action, this Settlement Agreement and the obligations imposed on a representative of the Class; (vii) they have authorized Lead Counsel to execute this Settlement Agreement on their behalf; and (viii) they will remain and serve as representatives of the Class until the terms of this Settlement Agreement are effectuated, this Settlement Agreement is terminated in accordance with its terms, or the Court at any time determines that said Plaintiffs cannot represent the Class.

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         G.       Lawrence A. Vranka represents that he is authorized to
enter into this Settlement Agreement on behalf of Defendant and any attorneys who have represented or who now represent Defendant in the Action.

         H. This Settlement Agreement sets forth the entire agreement among the Parties with respect to its subject matter, and it may not be altered or modified except by written instrument executed by Lead Counsel and Defendant's Counsel. This Settlement Agreement supercedes any prior agreement, understanding, or undertaking (written or oral) by and between the Parties regarding the subject matter of this Settlement Agreement.

         I. This Settlement Agreement and any ancillary agreements shall be governed by and interpreted according to the law of the State of New York, excluding its conflict-of-laws provisions.

         J. Any action to enforce this Settlement Agreement shall be commenced and maintained only in this Court. Without in any way compromising the finality of its Final Judgment or Order Approving Settlement, the Court shall retain jurisdiction over the implementation, administration, and conduct of this settlement and the interpretation, construction, and enforcement of this Settlement Agreement.

         K. Whenever this Settlement Agreement requires or contemplates that one Party shall or may give notice to the other, notice shall be provided by facsimile and/or next-day (excluding Sunday) express delivery service as follows:

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                  1. If to Defendant, then to

                                Kaiper Wilson, Esq.
                                Metropolitan Life Insurance Company
                                Law Department
                                One Madison Avenue
                                New York, New York 10010
                                Telephone: (212) 578-8743
                                Facsimile: (212) 251-1514

                                        and

                                Bruce E. Yannett, Esq.
                                Debevoise & Plimpton
                                919 Third Avenue
                                New York, New York 10022
                                Telephone: (212) 909-6000
                                Facsimile: (212) 909-6836

                  2. If to Plaintiffs, then to

                                John J. Stoia, Jr., Esq.
                                Milberg Weiss Bershad Hynes & Lerach LLP
                                401 B Street, Suite 1700
                                San Diego, California 92101
                                Telephone: (619) 231-1058
                                Facsimile: (619) 231-7423

                                        and

                                Andrew S. Friedman, Esq.
                                Bonnett, Fairbourn, Friedman & Balint, P.C.
                                2901 North Central Avenue, Suite 1000
                                Phoenix, Arizona 85012-3311
                                Telephone: (602) 274-1100
                                Facsimile: (602) 274-1199

         L. All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided. In computing any period of time prescribed or allowed by this Settlement Agreement or by order of court, the day of the act, event, or default from

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which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday or a legal holiday, or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the office of the clerk of the court inaccessible, in which event the period shall run until the end of the next day that is not one of the aforementioned days. As used in this Section, "legal holiday" includes New Year's Day, Birthday of Martin Luther King, Jr., Presidents' Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other day appointed as a holiday by the President or the Congress of the United States, or by the State of New York, where the Court is located.

         M. The Parties reserve the right, subject to the Court's approval, to make any reasonable extensions of time that might be necessary to carry out any of the provisions of this Settlement Agreement.

         N. All Parties agree that this Settlement Agreement was drafted by counsel for the Parties during extensive arm's-length negotiations, and that no parol or other evidence may be offered to explain, construe, contradict or clarify its terms, the intent of the Parties or their counsel, or the circumstances under which the Settlement Agreement was made or executed.

         O. In no event shall the Settlement Agreement, any of its provisions or any negotiations, statements or court proceedings relating to its provisions in any way be construed as, offered as, received as, used as or deemed to be evidence of any kind in this Action, any other action, or any judicial, administrative, regulatory or other proceeding,

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except a proceeding to enforce this Settlement Agreement. Without limiting the foregoing, neither this Settlement Agreement nor any related negotiations, statements or court proceedings shall be construed as, offered as, received as, used as or deemed to be evidence or an admission or concession of any liability or wrongdoing whatsoever on the part of any person or entity, including but not limited to Defendant, or as a waiver by Defendant of any applicable defense, including without limitation any applicable statute of limitations or statute of frauds, or as a concession by Plaintiffs or the Class that any claims, causes of action or remedies, including punitive damages, lack merit.

         P. Defendant expressly denies any wrongdoing alleged in the pleadings and does not admit or concede any actual or potential fault, wrongdoing or liability in connection with any facts or claims that have been or could have been alleged against it in the Action, but considers it desirable for the Action to be settled and dismissed because this settlement will (i) provide substantial benefits to the Company's present and former policyowners, insureds and beneficiaries, (ii) avoid the substantial expense and the further disruption of the management and operation of the Company's business due to the pendency and defense of the Action and (iii) finally put Plaintiffs' claims and the underlying matters to rest.

         Q. Plaintiffs expressly affirm that the allegations contained in the Amended Complaint were made in good faith and have a basis in fact, but consider it desirable for the Action to be settled and dismissed because of the substantial benefits that the proposed settlement will provide to the Company's present and former policyowners.

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         R.       Neither this Settlement Agreement nor any of the relief to be offered under the proposed settlement shall be interpreted to alter in any way the contractual terms of any Policy, or to constitute a novation of any Policy.

         S. No opinion concerning the tax consequences of the proposed settlement to individual Class Members is being given or will be given by the Company, Defendant's Counsel or Plaintiffs' Counsel; nor is any representation or warranty in this regard made by virtue of this Settlement Agreement. The Class Notice will direct Class Members to consult their own tax advisors regarding the tax consequences of the proposed settlement, including any payments, contributions or credits provided hereunder, and any tax reporting obligations they may have with respect thereto. Each Class Member's tax obligations, and the determination thereof, are the sole responsibility of the Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Class Member.

         T. The Parties, their successors and assigns, and their attorneys undertake to oversee and implement the terms of this Settlement Agreement in good faith, and to use good faith in resolving any disputes that may arise in the implementation of the terms of this Settlement Agreement.

         U. The Parties, their successors and assigns, and their attorneys agree to cooperate fully with one another in seeking court approval of this Settlement Agreement and to use their best efforts to effect the prompt consummation of this Settlement Agreement and the proposed settlement.

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         V.       This Settlement Agreement may be signed in counterparts,
each of which shall constitute a duplicate original.

                  Agreed to this 29th day of August, 2002.

                           APPROVED AND AGREED TO BY AND ON BEHALF OF KARL M. THOMPSON, LUCILE ELLIS, CHARLENE MCCALLOP, MARGUERITE GUILLMETTE JUSTIN, ADRIENNE DELPIT BLAZIO, MYRON BILLUPS (AS ADMINISTRATOR OF THE ESTATE OF NELLIE GILLESPIE), IN THEIR INDIVIDUAL AND REPRESENTATIVE CAPACITIES

                       By:         /s/ John J. Stoia, Jr.
                           ___________________________________________
                           JOHN J. STOIA, JR, ESQ.
                           MILBERG WEISS BERSHAD HYNES & LERACH LLP

                                   /s/ Andrew S. Friedman
                           ____________________________________________
                           ANDREW S. FRIEDMAN, ESQ.
                           BONNETT, FAIRBOURN, FRIEDMAN & BALINT, P.C.

                                   /s/ Steven J. Lane
                           ____________________________________________
                           STEVEN J. LANE, ESQ.
                           HERMAN HERMAN KATZ & COTLAR, LLP

                           LEAD COUNSEL FOR PLAINTIFFS

                           APPROVED AND AGREED TO BY AND ON BEHALF OF
                           METROPOLITAN LIFE INSURANCE COMPANY

                       By:         /s/ Lawrence A. Vranka
                           ____________________________________________
                           LAWRENCE A. VRANKA
                           VICE PRESIDENT
                           METROPOLITAN LIFE INSURANCE COMPANY

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